SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.    )

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Zynga Inc.

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ZYNGA INC.

699 8th Street

San Francisco, CA 94103

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

To Be Held On June 8, 2012

Dear Stockholder:

You are cordially invited to attend the Annual Meeting of Stockholders of Zynga Inc., a Delaware corporation (the “Company”). The meeting will be held on Friday, June 8, 2012 at 10:30 a.m. local time at the San Francisco Marriot Marquis, located at 55 Fourth Street, San Francisco, California 94103, for the following purposes:

1.	To elect the Board’s eight (8) nominees for director to serve until the next annual meeting and their successors are duly elected and qualified.

2.	To approve, on an advisory basis, the compensation of the Company’s named executive officers, as disclosed in this proxy statement.

3.	To indicate, on an advisory basis, the preferred frequency of stockholder advisory votes on the compensation of the Company’s named executive officers.

4.	To ratify the selection of Ernst & Young LLP as the independent registered public accounting firm of the Company for its fiscal year ending December 31, 2012.

5.	To conduct any other business properly brought before the meeting.

These items of business are more fully described in the Proxy Statement accompanying this Notice.

The record date for the annual meeting is April 20, 2012. Only stockholders of record at the close of business on that date may vote at the annual meeting or any adjournment thereof.

By Order of the Board of Directors

Reginald D. Davis

Secretary

San Francisco, California

April 27, 2012

All stockholders are cordially invited to attend the annual meeting in person. Whether or not you expect to attend the annual meeting, please submit your proxy or voting instructions over the telephone or the internet as soon as possible so that your shares can be voted at the annual meeting in accordance with your instructions. Even if you have voted by proxy, you may still vote in person if you attend the meeting. Please note, however, that if your shares are held of record by a broker, bank or other nominee and you wish to vote at the meeting, you must obtain a proxy issued in your name from that record holder.

ZYNGA INC.

699 8TH STREET

SAN FRANCISCO, CA 94103

PROXY STATEMENT

FOR THE 2012 ANNUAL MEETING OF STOCKHOLDERS

JUNE 8, 2012

QUESTIONS AND ANSWERS ABOUT THESE PROXY MATERIALS AND VOTING

Why did I receive a notice regarding the availability of proxy materials on the internet?

Pursuant to rules adopted by the Securities and Exchange Commission (the “SEC”), we have elected to provide access to our proxy materials over the internet. Accordingly, we are sending a Notice of Internet Availability of Proxy Materials (the “Notice”) to our stockholders of record as of the record date. All stockholders will have the ability to access the proxy materials on the website referred to in the Notice or request to receive a printed set of the proxy materials. Instructions on how to access the proxy materials over the internet or to request a printed copy may be found in the Notice.

We intend to mail the Notice on or about April 27, 2012 to all stockholders of record entitled to vote at the annual meeting.

Will I receive any other proxy materials by mail?

We may send you a proxy card, along with a second Notice, on or after May 7, 2012.

How do I attend the annual meeting?

The meeting will be held on Friday, June 8, 2012 at 10:30 a.m. local time at the San Francisco Marriot Marquis, located at 55 Fourth Street, San Francisco, CA 94103. Directions to, and other important information about, the annual meeting may be found at http://investor.zynga.com/events.cfm. Information on how to vote in person at the annual meeting is discussed below.

Who can vote at the annual meeting?

Only stockholders of record at the close of business on April 20, 2012 will be entitled to vote at the annual meeting.

Stockholder of Record: Shares Registered in Your Name

If, on April 20, 2012, your shares were registered directly in your name with our transfer agent, American Stock Transfer & Trust Company, LLC, then you are a stockholder of record. As a stockholder of record, you may vote in person at the meeting or vote by proxy. Whether or not you plan to attend the meeting, we urge you to fill out and return the proxy card to ensure your vote is counted.

Beneficial Owner: Shares Registered in the Name of a Broker or Bank

If, on April 20, 2012, your shares were held, not in your name, but rather in an account at a brokerage firm, bank, dealer or other similar organization, then you are the beneficial owner of shares held in “street name” and the Notice is being forwarded to you by that organization. The organization holding your account is considered to be the stockholder of record for purposes of voting at the annual meeting. As a beneficial owner, you have the

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right to direct your broker, bank or other nominee regarding how to vote the shares in your account. You are also invited to attend the annual meeting. However, since you are not the stockholder of record, you may not vote your shares in person at the meeting unless you request and obtain a valid proxy from your broker or other agent.

What am I voting on?

There are four matters scheduled for a vote:

•	Election of eight directors;

•	Advisory approval of the compensation of our named executive officers, as disclosed in this proxy statement in accordance with SEC rules;

•	Advisory indication of the preferred frequency of stockholder advisory votes on the compensation of our named executive officers; and

•	Ratification of selection of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2012.

What if another matter is properly brought before the meeting?

The Board of Directors knows of no other matters that will be presented for consideration at the annual meeting. If any other matters are properly brought before the annual meeting, it is the intention of the persons named in the proxy card to vote on those matters in accordance with their best judgment.

How do I vote?

You may either vote “For” all the nominees to the Board of Directors or you may “Withhold” your vote for any nominee you specify. With regard to your advisory vote on how frequently we should solicit stockholder advisory approval of executive compensation, you may vote for any one of the following: one year, two years or three years, or you may abstain from voting on that matter. For each of the other matters to be voted on, you may vote “For” or “Against” or abstain from voting.

The procedures for voting are fairly simple:

Stockholder of Record: Shares Registered in Your Name

If you are a stockholder of record, you may vote in person at the annual meeting, vote by proxy over the telephone, vote by proxy through the internet or vote by proxy using a proxy card that you may request or that we may elect to deliver at a later time. Whether or not you plan to attend the annual meeting, we urge you to vote by proxy to ensure your vote is counted. You may still attend the annual meeting and vote in person even if you have already voted by proxy.

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To vote in person, come to the annual meeting and we will give you a ballot when you arrive. Information on attending the annual meeting, including directions, may be found at http://investor.zynga.com/events.cfm.

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To vote using the proxy card, simply complete, sign and date the proxy card and return it promptly in the envelope provided. If you return your signed proxy card to us before the annual meeting, we will vote your shares as you direct.

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To vote over the telephone, dial toll-free 1-800-PROXIES (1-800-776-9437) using a touch-tone phone and follow the recorded instructions. You will be asked to provide the company number and control number from the Notice. Your vote must be received by 11:59 p.m., Pacific Time on June 7, 2012 to be counted.

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To vote through the internet, go to www.voteproxy.com to complete an electronic proxy card. You will be asked to provide the company number and control number from the Notice. Your vote must be received by 11:59 p.m. Pacific Time on June 7, 2012 to be counted.

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Beneficial Owner: Shares Registered in the Name of Broker or Bank

If you are a beneficial owner of shares registered in the name of your broker, bank or other nominee, you should have received a Notice containing voting instructions from that organization rather than from us. Simply follow the voting instructions in the Notice to ensure that your vote is counted. Alternatively, you may vote by telephone or over the internet as instructed by your broker or bank. To vote in person at the annual meeting, you must obtain a valid proxy from your broker, bank or other agent. Follow the instructions from your broker or bank included with these proxy materials, or contact your broker or bank to request a proxy form.

Internet proxy voting may be provided to allow you to vote your shares online, with procedures designed to ensure the authenticity and correctness of your proxy vote instructions. However, please be aware that you must bear any costs associated with your internet access, such as usage charges from internet access providers and telephone companies.

How many votes do I have?

On each matter to be voted upon, each holder of shares of Class A common stock is entitled to one vote for each share of Class A common stock held as of the record date, each holder of shares of Class B common stock is entitled to seven votes for each share of Class B common stock held as of the record date and each holder of shares of Class C common stock is entitled to 70 votes for each share of Class C common stock held as of the record date. The Class A common stock, Class B common stock and Class C common stock are voting as a single class on all matters described in this proxy statement for which your vote is being solicited.

What if I return a proxy card or otherwise vote but do not make specific choices?

If you return a signed and dated proxy card or otherwise vote without marking voting selections, your shares will be voted, as applicable, “For” the election of all eight nominees for director, “For” the advisory approval of executive compensation and “For” one year as the preferred frequency of advisory votes to approve executive compensation. If any other matter is properly presented at the meeting, your proxyholder (one of the individuals named on your proxy card) will vote your shares using his or her best judgment.

Who is paying for this proxy solicitation?

We will pay for the entire cost of soliciting proxies. In addition to these proxy materials, our directors and employees may also solicit proxies in person, by telephone, or by other means of communication. Directors and employees will not be paid any additional compensation for soliciting proxies. We may also reimburse brokerage firms, banks and other agents for the cost of forwarding proxy materials to beneficial owners.

What does it mean if I receive more than one Notice?

If you receive more than one Notice, your shares may be registered in more than one name or in different accounts. Please follow the voting instructions on each Notice that you receive to ensure that all of your shares are voted.

Can I change my vote after submitting my proxy?

Yes. You can revoke your proxy at any time before the final vote at the meeting. If you are the record holder of your shares, you may revoke your proxy in any one of the following ways:

•	You may submit another properly completed proxy card with a later date.

•	You may grant a subsequent proxy by telephone or through the internet.

•	You may send a timely written notice that you are revoking your proxy to our Corporate Secretary at 699 8th Street, San Francisco, CA 94103, Attention: Legal Department.

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You may attend the annual meeting and vote in person. Simply attending the meeting will not, by itself, revoke your proxy. Information on attending the annual meeting, including directions, may be found at http://investor.zynga.com/events.cfm.

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Your most current proxy card or telephone or internet proxy is the one that is counted.

If your shares are held by your broker or bank as a nominee or agent, you should follow the instructions provided by your broker or bank.

When are stockholder proposals due for next year’s annual meeting?

To be considered for inclusion in next year’s proxy materials, your proposal must be submitted in writing by December 28, 2012, to our Corporate Secretary at 699 8th Street, San Francisco, CA 94103, Attention: Legal Department. A stockholder proposal or a nomination for director that is received after this date will not be included in our proxy statement and proxy, but will otherwise be considered at the 2013 Annual Meeting of Stockholders so long as it is submitted to our Corporate Secretary no earlier than February 8, 2013 and no later than March 10, 2013. We advise you to review our Bylaws, which contain these and other requirements with respect to advance notice of stockholder proposals and director nominations, including certain information that must be included concerning the stockholder and each proposal and nominee. Our Bylaws were filed with the SEC as an exhibit to Amendment No. 6 to our Registration Statement on Form S-1 (333-175298), filed on November 11, 2011, and can be viewed by visiting our investor relations website at http://investor.zynga.com/sec.cfm. You may also obtain a copy by writing to our Corporate Secretary at 699 8th Street, San Francisco, CA 94103, Attention: Legal Department.

How are votes counted?

Votes will be counted by the inspector of election appointed for the meeting, who will separately count, for the proposal to elect directors, votes “For,” “Withhold” and broker non-votes; with respect to the proposal regarding frequency of stockholder advisory votes to approve executive compensation, votes for frequencies of one year, two years or three years, abstentions and broker non-votes; and, with respect to the other proposals, votes “For” and “Against,” abstentions and, if applicable, broker non-votes. Abstentions will be counted towards the vote total for each proposal, and will have the same effect as “Against” votes. Broker non-votes have no effect and will not be counted towards the vote total for any proposal.

What are “broker non-votes”?

Generally, broker non-votes occur when shares held by a broker, bank or other nominee in “street name” for a beneficial owner are not voted with respect to a particular proposal because the broker, bank or other nominee (1) has not received voting instructions from the beneficial owner and (2) lacks discretionary voting power to vote those shares with respect to that particular proposal.

A broker is entitled to vote shares held for a beneficial owner on “routine” matters, such as the ratification of the appointment of Ernst & Young LLP as our independent auditors (Proposal 4), without instructions from the beneficial owner of those shares. On the other hand, absent instructions from the beneficial owner of such shares, a broker is not entitled to vote shares held for a beneficial owner on “non-routine” matters, such as the election of our directors (Proposal 1), the vote, on an advisory basis, on the compensation of our named executive officers (Proposal 2), and the vote, on an advisory basis, on the preferred frequency of stockholder advisory votes on the compensation of our named executive officers (Proposal 3).

If you hold your shares in street name, it is critical that you cast your vote if you want it to count in the election of directors (Proposal 1), the advisory vote on the compensation of our named executive officers (Proposal 2), or the advisory vote on the preferred frequency of stockholder advisory votes on the compensation of our named executive officers (Proposal 3). In the past, if you held your shares in street name and you did not indicate how you wanted your shares voted in the election of directors, your broker, bank or other nominee was allowed to vote those shares on your behalf in the election of directors as they felt appropriate. However, your broker, bank or other nominee is no longer able to vote your uninstructed shares in the election of directors on a discretionary basis. Thus, if you hold your shares in street name and you do not instruct your broker, bank or other nominee how to vote in the election of directors, no votes will be cast on your behalf.

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Broker non-votes are counted for purposes of determining whether or not a quorum exists for the transaction of business, but will not be counted for purposes of determining the number of shares represented and voted with respect to an individual proposal, and therefore will have no effect on the outcome of the vote on an individual proposal. Thus, if you do not give your broker specific voting instructions, your shares will not be voted on these “non-routine” matters and will not be counted in determining the number of shares necessary for approval.

How many votes are needed to approve each proposal?

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For the election of directors, the eight nominees receiving the most “For” votes from the holders of shares present in person, by remote communication, if applicable, or represented by proxy and entitled to vote on the election of directors will be elected. Only votes “For” or “Withheld” will affect the outcome.

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Proposal 2, advisory approval of the compensation of our named executive officers, will be considered approved if it receives “For” votes from the holders of a majority of the voting power of the shares either present in person, by remote communication, if applicable, or represented by proxy and entitled to vote. If you “Abstain” from voting, it will have the same effect as an “Against” vote. Broker non-votes will have no effect.

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For Proposal 3, the advisory vote on the frequency of stockholder advisory votes on the compensation of our named executive officers, the frequency receiving the votes from the holders of a majority of the voting power of the shares present in person, by remote communication, if applicable, or represented by proxy and entitled to vote at the annual meeting will be considered the frequency preferred by the stockholders. If you “Abstain” from voting, it will have the same effect as an “Against” vote. Broker non-votes will have no effect.

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To be approved, Proposal 4, ratification of the selection of Ernst & Young LLP as our independent registered public accounting firm for fiscal December 31, 2012, must receive “For” votes from the holders of a majority of the voting power of the shares present in person, by remote communication, if applicable, or represented by proxy and entitled to vote. If you “Abstain” from voting, it will have the same effect as an “Against” vote. Broker non-votes will have no effect.

What is the quorum requirement?

A quorum of stockholders is necessary to hold a valid meeting. A quorum will be present if stockholders holding at least a majority of the voting power of the shares of our Class A, Class B and Class C common stock (voting together as a single class) entitled to vote are present at the annual meeting in person, by remote communication, if applicable, or represented by proxy. On the record date, there were 229,589,472 shares of Class A common stock with one vote per share, 486,544,181 shares of Class B common stock with seven votes per share, and 20,517,472 shares of Class C common stock with 70 votes per share, outstanding and entitled to vote. Thus, the holders of shares representing an aggregate of 2,535,810,890 votes must be present in person, by remote communication, if applicable, or represented by proxy at the meeting to have a quorum.

Your shares will be counted towards the quorum only if you submit a valid proxy (or one is submitted on your behalf by your broker, bank or other nominee) or if you vote in person at the meeting. Abstentions and broker non-votes will be counted towards the quorum requirement. If there is no quorum, the chair of the Board of Directors or the holders of a majority of the voting power of the shares present at the meeting in person, by remote communication, if applicable, or represented by proxy may adjourn the meeting to another date.

How can I find out the results of the voting at the annual meeting?

Preliminary voting results will be announced at the annual meeting. In addition, final voting results will be published in a current report on Form 8-K that we expect to file within four business days after the annual meeting. If final voting results are not available to us in time to file a Form 8-K within four business days after the meeting, we intend to file a Form 8-K to publish preliminary results and, within four business days after the final results are known to us, file an additional Form 8-K to publish the final results.

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DIRECTORS AND CORPORATE GOVERNANCE

Board Composition

Our business and affairs are managed under the direction of our Board of Directors (the “Board”), which is comprised of eight members. The current members of our Board are Mark Pincus, John Schappert, William “Bing” Gordon, Reid Hoffman, Jeffrey Katzenberg, Stanley J. Meresman, Sunil Paul and Owen Van Natta. Our directors are elected for one year terms and are up for election at each annual meeting of our stockholders. For additional information regarding the members of our Board, please see the discussion of their respective experiences, qualifications, attributes and skills under “Proposal 1—Election of Directors” later in this proxy statement.

Director Independence

Our Nominating and Corporate Governance Committee has completed its review of the composition of our Board, the composition of the committees of our Board and the independence of each director. Based upon information requested from and provided by each director concerning his background, employment and affiliations, including family relationships, our Nominating and Corporate Governance Committee has determined that Messrs. Hoffman, Katzenberg, Meresman and Paul do not have any relationships that would interfere with the exercise of independent judgment in carrying out the responsibilities of a director and that each of these directors is “independent” as that term is defined under the applicable rules and regulations of the SEC, the listing requirements and rules of NASDAQ Stock Market LLC (“NASDAQ”) and any other applicable laws or regulations. In making this determination, our Nominating and Corporate Governance Committee considered the current and prior relationships that each non-employee director, or any of his family members, has with our company, our senior management and our independent auditors and all other facts and circumstances our Nominating and Corporate Governance Committee deemed relevant in determining their independence, including the beneficial ownership of our capital stock by each non-employee director and the relationships described under “Transactions with Related Persons—Certain Related-Person Transactions” later in this proxy statement.

Although the listing requirements and rules of the NASDAQ require that independent directors comprise a majority of a listed company’s board of directors within one year of the closing of their initial public offering, under special phase-in rules applicable to newly public companies, we have twelve months from the date of listing to comply with this requirement. We plan to achieve compliance with this requirement by adding independent directors to our board of directors before the expiration of the phase-in period in December 2012.

Board Leadership Structure

Mark Pincus, our founder, Chief Executive Officer (CEO) and Chief Product Officer, is the chair of our Board. We believe that combining the CEO and Board Chair position helps ensure that our Board and management act with a common purpose. We believe that combining the positions provides a single, clear chain of command to execute our strategic initiatives and business plans and reduces the risk of divided leadership, which could interfere with good decision-making or weaken our ability to develop and implement strategy. In addition, we believe that a combined CEO and Board Chair is better positioned to act as a bridge between management and our Board, maintaining the regular flow of information. We also believe that it’s important to have a Board Chair with an extensive history with and knowledge of the company (as is the case with our CEO) as compared to a relatively less informed independent Board Chair.

Our independent directors have also designated Jeffrey Katzenberg as lead independent director. The lead independent director chairs and may call formal closed sessions of the independent directors and leads Board meetings in the absence of the Chair. In addition, it is the responsibility of the lead independent director to coordinate between our Board and management with regard to the determination and implementation of responses to any problematic risk management issues. As a result, we believe that the lead independent director can help ensure the effective independent functioning of our Board in its oversight responsibilities.

Role of the Board in Risk Oversight

Risk is inherent with every business, and how well a business manages risk can ultimately determine its success. Management is responsible for the day-to-day management of the risks that we face, while our Board, as a whole and through its committees, has responsibility for the oversight of risk management. In its risk oversight role, our Board is responsible for satisfying itself that the risk management processes designed and implemented by management are adequate and functioning as designed.

The Board does not have a standing risk management committee, but rather administers this oversight function directly through our Board as a whole, as well as through various Board standing committees that address risks inherent in their respective areas of oversight. In particular, our Board is responsible for monitoring and assessing strategic risk exposure, including a determination of the nature and level of risk appropriate for us. Our Audit Committee has the responsibility to consider and discuss our major financial risk exposures and the steps our management has taken to monitor and control these exposures, including guidelines and policies to govern the process by which risk assessment and management is undertaken. The Audit Committee also monitors compliance with legal and regulatory requirements, in addition to oversight of the performance of our internal audit function. Our Nominating and Corporate Governance Committee monitors the effectiveness of our corporate governance guidelines, including whether they are successful in preventing illegal or improper liability-creating conduct. Our Compensation Committee assesses and monitors whether any of our compensation policies and programs have the potential to encourage excessive risk-taking.

Meetings of The Board of Directors

The Board met 12 times during the last fiscal year. All directors except Mr. Paul attended at least 75% of the aggregate number of meetings of our Board and of the committees on which they served, held during the portion of the last fiscal year for which they were directors or committee members, respectively. Mr. Paul, who joined our Board and Compensation Committee in November 2011, was unable to attend one meeting of the Compensation Committee due to a scheduling conflict. Prior to Mr. Paul joining our Board, Bradley Feld served as a member of our Board, Audit Committee and Compensation Committee until his resignation in November 2011.

Information Regarding Committees of the Board of Directors

Our Board has established an Audit Committee, a Compensation Committee, a Nominating and Corporate Governance Committee and a mergers and acquisitions committee. Our Board may establish other committees to facilitate the management of our business. The current composition and functions of each committee are described below. Members serve on these committees until their resignation or until otherwise determined by our Board. The following table provides membership and meeting information for 2011 for each of our Board committees:

Name	Audit	Nominating and Corporate Governance	Compensation	Mergers and Acquisitions
Mark Pincus
John Schappert
William “Bing” Gordon
Reid Hoffman I
Jeffrey Katzenberg I L
Stanley J. Meresman I
Sunil Paul I
Owen Van Natta

Total Meetings Held in 2011	7	2	8	0

= Chair of the Board        = Chair       = Member       I = Independent       L = Lead Independent Director

Below is a description of each committee of the Board.

Audit Committee

Our Audit Committee currently consists of Reid Hoffman, Stanley Meresman and Sunil Paul. The Nominating and Corporate Governance Committee has reviewed the NASDAQ listing standards definition of independence for Audit Committee members and has determined that all members of our Audit Committee are independent (as independence is currently defined in Rule 5605(c)(2)(A)(i) and (ii) of the NASDAQ listing standards and Rule 10A-3(b)(1) of the Exchange Act. The Nominating and Corporate Governance Committee has also determined that the chair of our Audit Committee, Mr. Meresman, is an “audit committee financial expert” within the meaning of the SEC regulations. The Board made a qualitative assessment of Mr. Meresman’s level of knowledge and experience based on a number of factors, including his background as chair of the audit committee of other public companies and his financial and accounting expertise from his prior experience as chief financial officer of two publicly traded corporations.

Each member of our Audit Committee can read and understand fundamental financial statements in accordance with applicable requirements. In arriving at these determinations, the Nominating and Corporate Governance Committee has examined each Audit Committee member’s scope of experience and the nature of their employment in the corporate finance sector. The functions of this committee include:

•	reviewing and pre-approving the engagement of our independent registered public accounting firm to perform audit services and any permissible non-audit services;

•	evaluating the performance of our independent registered public accounting firm and deciding whether to retain their services;

•	monitoring the rotation of partners of our independent registered public accounting firm on our engagement team as required by law;

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reviewing our annual and quarterly financial statements and reports and discussing the statements and reports with our independent registered public accounting firm and management, including a review of disclosures under “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in our Annual Report on Form 10-K for the fiscal year ended December 31, 2011;

•	considering and approving or disapproving of related party transactions;

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reviewing, with our independent registered public accounting firm and management, significant issues that may arise regarding accounting principles and financial statement presentation, as well as matters concerning the scope, adequacy and effectiveness of our financial controls;

•	establishing procedures for the receipt, retention and treatment of any complaints received by us regarding financial controls, accounting or auditing matters; and

•	conducting an annual assessment of the performance of the Audit Committee and its members and the adequacy of its charter.

The Audit Committee has adopted a written charter that is available to stockholders on the corporate governance section of our investor relations website at http://investor.zynga.com/governance.cfm.

Compensation Committee

Our Compensation Committee consists of Bing Gordon, Jeffrey Katzenberg and Sunil Paul. Our Nominating and Corporate Governance Committee has determined that each of Messrs. Katzenberg and Paul is independent under the NASDAQ listing standards, is a “non-employee director” as defined in Rule 16b-3 promulgated under the Exchange Act and is an “outside director” as that term is defined in Section 162(m) of the Internal Revenue Code of 1986, as amended (“Section 162(m)”). With respect to Mr. Gordon, we are relying on the one year phase-in period for newly-listed companies from the NASDAQ listing requirement that all directors on the Compensation Committee are independent. The chair of our Compensation Committee is Mr. Katzenberg. The functions of this committee include:

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determining the compensation and other terms of employment of our chief executive officer and our other executive officers, and reviewing and approving corporate performance goals and objectives relevant to such compensation;

•	reviewing and recommending to the full Board the compensation of our directors;

•	evaluating, adopting and administering equity incentive plans, compensation plans and similar programs, as well as modification or termination of plans and programs;

•	establishing policies with respect to equity compensation arrangements;

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reviewing with management our disclosures under the caption “Compensation Discussion and Analysis” and recommending to the full Board its inclusion in our periodic reports to be filed with the SEC; and

•	reviewing and assessing, at least annually, the performance of the Compensation Committee and the adequacy of its charter.

The Compensation Committee has adopted a written charter that is available to stockholders on the corporate governance section of our investor relations website at http://investor.zynga.com/governance.cfm.

Compensation Committee Interlocks and Insider Participation. As noted above, our Compensation Committee consists of Bing Gordon, Jeffrey Katzenberg and Sunil Paul. None of the members of the Compensation Committee is currently or has been at any time one of our employees. None of our executive officers currently serves, or has served during the last year, as a member of the board of directors or compensation committee of any entity that has one or more executive officers serving as a member of our Board or Compensation Committee.

Compensation Committee Processes and Procedures. Typically, the Compensation Committee meets at least once quarterly and with greater frequency if necessary. The agenda for each meeting is usually developed by our Chief People Officer, in close consultation with the members of our Compensation Committee and our CEO. From time to time, various members of management and other employees, as well as outside advisors or consultants may be invited by the Compensation Committee to make presentations, to provide financial or other background information or advice or to otherwise participate in Compensation Committee meetings. Our CEO may not participate in, or be present during, any deliberations or determinations of the Compensation Committee regarding his compensation. The charter of the Compensation Committee grants the Compensation Committee full access to all of our books, records, facilities and personnel, as well as authority to obtain, at our expense, advice and assistance from internal and external legal, accounting or other advisors and consultants and other external resources that the Compensation Committee considers necessary or appropriate in the performance of its duties. In particular, the Compensation Committee has the sole authority to retain compensation consultants to assist in its evaluation of executive and director compensation, including the authority to approve the consultant’s reasonable fees and other retention terms.

During the past year, Compensia, Inc. (“Compensia”) was engaged to support management and the Compensation Committee in making director and executive compensation decisions. Compensia is a well-known and respected management consulting firm that provides executive compensation advisory services to compensation committees and senior management. The services provided to us by Compensia, as well as other information regarding our engagement of Compensia, is set forth in the “Executive Compensation— Compensation Discussion and Analysis—Compensation-Setting Process—Role of Compensation Consultant” section of this proxy statement.

The specific determinations of the Compensation Committee with respect to executive compensation for 2011 are described in greater detail in the “Compensation Discussion and Analysis” section of this proxy statement.

Nominating and Corporate Governance Committee

Our Nominating and Corporate Governance Committee consists of Messrs. Gordon, Katzenberg and Meresman. Our Nominating and Corporate Governance Committee has determined that Messrs. Katzenberg and Meresman are independent under the NASDAQ listing standards. The chair of our Nominating and Corporate Governance Committee is Mr. Gordon. The functions of this committee include:

•	reviewing periodically and evaluating director performance of our Board and its applicable committees, and recommending to our Board and management areas for improvement;

•	interviewing, evaluating, nominating and recommending individuals for membership on our Board;

•	reviewing and recommending to our Board any amendments to our corporate governance policies; and

•	reviewing and assessing, at least annually, the performance of the Nominating and Corporate Governance Committee and the adequacy of its charter.

The Nominating and Corporate Governance Committee believes that candidates for director should have certain minimum qualifications, including the highest professional and personal ethics and values, consistent with our Code of Business Conduct and Ethics adopted on October 12, 2011 and posted on the corporate governance section of our investor relations website at http://investor.zynga.com/governance.cfm. They should have broad experience and demonstrated excellence in his or her field. They should possess relevant expertise upon which to be able to offer advice and guidance to management and be committed to enhancing stockholder value. They should have sufficient time to devote to our affairs and to carry out their duties. They should have the ability to exercise sound business judgment and to provide insight and practical wisdom based on experience. Each director must represent the interests of all stockholders. Their service on other boards of public companies should be limited to a number that permits them, given their individual circumstances, to perform responsibly all director duties. However, the Nominating and Corporate Governance Committee retains the right to modify these qualifications from time to time.

Candidates for director nominees are reviewed in the context of the current composition of our Board, our operating requirements and the long-term interests of stockholders. In conducting this assessment, the Nominating and Corporate Governance Committee considers diversity, age, skills, and such other factors as it deems appropriate given the current needs of our Board and the company, to maintain a balance of knowledge, experience and capability. In the case of incumbent directors whose terms of office are set to expire, the Nominating and Corporate Governance Committee reviews such directors’ overall service to the company during their term, including the number of meetings attended, level of participation, quality of performance, and any other relationships and transactions that might impair such directors’ independence. In the case of new director candidates, the Nominating and Corporate Governance Committee also determines whether the nominee must be independent for purposes of meeting the NASDAQ listing standards.

The Committee utilizes a variety of methods for identifying and evaluating nominees for director. The Nominating and Corporate Governance Committee periodically assesses the appropriate size of our Board, and whether any vacancies on our Board are expected due to retirement or otherwise. If vacancies are anticipated, or otherwise arise, the Nominating and Corporate Governance Committee considers various potential candidates for director. Candidates may come to the attention of the Nominating and Corporate Governance Committee through current members of our Board, professional search firms, stockholders or other persons. The Nominating and Corporate Governance Committee conducts any appropriate and necessary inquiries into the backgrounds and qualifications of possible candidates after considering the function and needs of our Board. The Nominating and Corporate Governance Committee meets to discuss and consider the candidates’ qualifications and then selects a nominee for recommendation to our Board by majority vote. These candidates are evaluated at meetings of the Nominating and Corporate Governance Committee, and may be considered at any point during the year.

The Nominating and Corporate Governance Committee will consider properly submitted stockholder recommendations for candidates for our Board who meet the minimum qualifications as described above. The Nominating and Corporate Governance Committee does not intend to alter the manner in which it evaluates candidates, including the minimum criteria set forth above, based on whether or not the candidate was recommended by a stockholder. Any stockholder recommendations proposed for consideration by the Committee should be in writing and delivered to the Nominating and Corporate Governance Committee at the following address: Investor Relations, Zynga Inc., 699 8th Street, San Francisco, CA 94103. Submissions must include the full name of the proposed nominee, a description of the proposed nominee’s business experience for at least the previous five years, complete biographical information, a description of the proposed nominee’s qualifications as a director and a representation that the nominating stockholder is a beneficial or record holder of our stock and has been a holder for at least one year. Any such submission must be accompanied by the written consent of the proposed nominee to be named as a nominee and to serve as a director if elected. Following verification of the stockholder status of persons proposing candidates, the Nominating and Corporate Governance Committee aggregates the recommendations and considers them at a regularly scheduled meeting prior to the issuance of the proxy statement for our next annual meeting of stockholders. If any materials are provided by a stockholder in connection with the recommendation of a director candidate, such materials are forwarded to the Nominating and Corporate Governance Committee.

All proposals of stockholders that are intended to be presented by such stockholder at the annual meeting of stockholders must be in writing and received by us no later than 120 calendar days in advance of the first anniversary date of mailing of the corporation’s proxy statement released to stockholders in connection with the previous year’s annual meeting of stockholders, including any proposals to be included in that year’s proxy materials. Stockholders are also advised to review our bylaws, which contain additional requirements with respect to advance notice of stockholder proposals and director nominations.

The Nominating and Corporate Governance Committee has adopted a written charter that is available to stockholders on the corporate governance section of our investor relations website at http://investor.zynga.com/governance.cfm.

Mergers and Acquisitions Committee

Our mergers and acquisitions committee consists of Mark Pincus, John Schappert and Owen Van Natta. The chair of our mergers and acquisitions committee is Mark Pincus. The functions of this committee include:

•

reviewing, recommending to the full Board and approving, subject to certain limitations, potential opportunities for strategic business combinations, acquisitions, mergers, dispositions, divestitures and similar strategic transactions; and

•	approving strategic transactions that involve the payment of total consideration of less than $50 million.

The Mergers and Acquisitions Committee has adopted a written charter that is available to stockholders on the corporate governance section of our investor relations website at http://investor.zynga.com/governance.cfm.

Stockholder Communications With The Board Of Directors

Historically, we have not provided a formal process related to stockholder communications with our Board. Nevertheless, every effort has been made to ensure that the views of stockholders are heard by our Board or individual directors, as applicable, and that appropriate responses are provided to stockholders in a timely manner. We believe our responsiveness to stockholder communications to our Board has been excellent. Nevertheless, during the upcoming year the Nominating and Corporate Governance Committee will give full consideration to the adoption of a formal process for stockholder communications with our Board and, if adopted, publish it promptly and post it to our website.

Non-Employee Director Compensation

We do not currently provide any cash compensation to our non-employee directors. Historically, as compensation for their services, each of our non-employee directors has been granted options or restricted stock units (“ZSUs”) to purchase shares of our common stock under our equity incentive plans. In January 2012, our Compensation Committee approved a Non-Employee Directors Compensation Policy, which provides that each of our non-employee directors will be eligible to receive an annual ZSU grant with an aggregate fair market value of $250,000, with the chair of our Audit Committee eligible to receive an additional $50,000 in aggregate fair market value. These awards will be granted on the date of the annual meeting of stockholders and will vest on a quarterly basis over the one year vesting period, provided that the recipient is a director on such date.

The following table sets forth information regarding compensation earned by or paid to our non-employee directors during 2011. For information regarding 2011 compensation paid to Mr. Van Natta, who was our Chief Business Officer until November 16, 2011, but continues to serve as a member of our Board, refer to the Summary Compensation Table under the section entitled “Executive Compensation” below.

Name	Option Awards ($) (1)	Total ($)
Brad Feld (2)	—	—
William “Bing” Gordon (3)	—	—
Reid Hoffman	—	—
Jeffrey Katzenberg (4)	—	—
Stanley J. Meresman (5)	649,856	649,856
Sunil Paul (6)	—	—

(1)

Represents the grant date fair value of ZSUs and options issued to the director. For a discussion of the valuation of these awards, see Notes to Consolidated Financial Statements at Note 9, “Stockholders Equity” in our Annual Report on Form 10-K for the fiscal year ended December 31, 2011. These amounts do not correspond to the actual value that will be realized by our directors upon the vesting of stock awards, the exercise of stock options or the sale of the common stock underlying such awards.

(2)	Bradley Feld resigned from our Board in November 2011.
(3)

In June 2011, we issued a warrant to purchase 1,000,000 shares of Class B common stock to Kleiner Perkins Caufield & Byers, LLC, which warrant is subject to quarterly vesting over two years based on consulting services to be provided by representatives of Kleiner Perkins Caufield & Byers, LLC, which vesting period commenced in April 2010. The warrant was exercised in June 2011 and the shares transferred to KPCB XIII, LLC. Mr. Gordon is a partner at Kleiner Perkins Caufield & Byers and has a pecuniary interest in the shares of Class A and Class B common stock held by KPCB XIII, LLC.

(4)	Jeffrey Katzenberg joined our Board in February 2011.
(5)	Stanley Meresman joined our Board in June 2011.
(6)	Sunil Paul joined our Board in November 2011.

Code of Business Conduct and Ethics

We have adopted a Code of Business Conduct and Ethics that applies to all of our employees, officers (including our principal executive officer, principal financial officer, principal accounting officer or controller, or persons performing similar functions), agents and representatives, including directors and consultants. The full text of our Code of Business Conduct and Ethics is posted on the corporate governance section of our investor relations website at http://investor.zynga.com/governance.cfm. We intend to disclose future amendments to certain provisions of our Code of Business Conduct and Ethics, or waivers of such provisions applicable to any principal executive officer, principal financial officer, principal accounting officer and controller, or persons performing similar functions, and our directors, on our website identified above.

Corporate Governance Guidelines

In March 2012, we documented our governance practices by adopting Corporate Governance Guidelines to assure that our Board and the Nominating and Corporate Governance Committee will have the necessary authority and practices in place to review and evaluate our business operations as needed and to make decisions that are independent of our management. The guidelines are also intended to align the interests of directors and management with those of our stockholders. The Corporate Governance Guidelines set forth the practices our Board intends to follow with respect to board composition and selection, board meetings and involvement of senior management, chief executive officer performance evaluation and succession planning, and board committees and compensation. The Corporate Governance Guidelines, as well as the charters for each committee of our Board, may be viewed on the corporate governance section of our investor relations website at http://investor.zynga.com/governance.cfm.

PROPOSAL 1

ELECTION OF DIRECTORS

Each of our eight directors is nominated for election this year. Each director to be elected and qualified will hold office until the next annual meeting of stockholders and until his or her successor is elected, or, if sooner, until the director’s death, resignation or removal. Because we completed our initial public offering in December 2011, we did not hold an annual meeting of stockholders in 2011. Each of the nominees listed below is currently a director. It is our policy to encourage directors and nominees for director to attend the annual meeting.

Directors are elected by a plurality of the votes of the holders of shares present in person, by remote communication, if applicable, or represented by proxy and entitled to vote on the election of directors. The eight nominees receiving the highest number of affirmative votes will be elected. Shares represented by executed proxies will be voted, if authority to do so is not withheld, for the election of the eight nominees named below. If any nominee becomes unavailable for election as a result of an unexpected occurrence, your shares will be voted for the election of a substitute nominee proposed by us. Each person nominated for election has agreed to serve if elected. Our management has no reason to believe that any nominee will be unable to serve.

Nominees

The following is a brief biography of each nominee for director and a discussion of the relevant experiences, qualifications, attributes or skills of each nominee that led the Nominating and Corporate Governance Committee to recommend that person as a nominee for director, as of the date of this proxy statement. All of our directors have high-level managerial experience in relatively complex organizations or are accustomed to dealing with complex problems. We believe all of our directors are individuals of high character and integrity, are able to work well with others, and have sufficient time to devote to our affairs. The Nominating and Corporate Governance Committee took into account professional and industry knowledge and financial expertise during its evaluation of nominees for director. The brief biographies below include information, as of the date of this proxy statement, regarding the specific and particular experience, qualifications, attributes or skills of each director or nominee that led the Nominating and Corporate Governance Committee to believe that that nominee should continue to serve on our Board. However, each of the members of the Nominating and Corporate Governance Committee may have a variety of reasons why he believes a particular person would be an appropriate nominee for our Board, and these views may differ from the views of other members.

Name	Age	Principal Occupation and Relevant Experiences, Qualifications, Attributes or Skills
Mark Pincus	46

Mark Pincus founded Zynga and has served as our Chief Executive Officer, Chief Product Officer and Chairman since April 2007. From 2003 to 2007, he served as Chief Executive Officer and Chairman of tribe.net, a company he co-founded and one of the first social networks in the industry. From 1997 to 2000, he served as Chairman of Support.com, Inc. (NASDAQ: SPRT), a help desk automation software company he co-founded, and he served as Chief Executive Officer and President from December 1997 to July 1999. From 1996 to 1997, he served as Chief Executive Officer of FreeLoader, Inc., a web-based news company he co-founded. He holds an M.B.A. from Harvard Business School and a B.S. in Economics from the University of Pennsylvania’s Wharton School of Business.

Mark Pincus was selected to serve on our Board because he founded the company and because of his unique perspective and experience as our Chief Executive Officer and Chief Product Officer and his extensive experience in the social media and Internet industry.

Name	Age	Principal Occupation and Relevant Experiences, Qualifications, Attributes or Skills
John Schappert	41

John Schappert has served as our Chief Operating Officer since May 2011 and as a member of our Board since July 2011. From July 2009 until April 2011, Mr. Schappert served as Chief Operating Officer of Electronic Arts (NASDAQ: EA). From August 2007 until July 2009, he served as Corporate Vice President of Microsoft’s Interactive Entertainment Business, the technology entertainment division of Microsoft Corporation (NASDAQ: MSFT). From joining Electronic Arts in 1998 until July 2007, Mr. Schappert served in various executive positions ranging from Vice President through Executive Vice President.

Mr. Schappert was selected to serve on our Board due to his extensive experience in the technology entertainment industry

William “Bing” Gordon	62

Bing Gordon has served on our Board since July 2008. Mr. Gordon has been a partner at Kleiner Perkins Caufield & Byers, a venture capital firm, since June 2008. Mr. Gordon co-founded of Electronic Arts Inc. and served as its Executive Vice President and Chief Creative Officer from March 1998 to May 2008. Mr. Gordon serves on the boards of Lockerz, Inc., a web-based social commerce company; Klout, Inc., a social media company; Amazon.com, Inc. (NASDAQ: AMZN), a multinational e-commerce company; Zazzle Inc., a web-based custom products company; and Mevio, Inc. He was also a founding director at ngmoco, LLC (acquired by DeNA Co. Ltd. in 2010) and Audible, Inc. (acquired by Amazon.com, Inc. in 2008). Mr. Gordon was awarded the Academy of Interactive Arts & Sciences’ Lifetime Achievement Award in 2011 and held the game industry’s first endowed chair in game design at USC School of Cinematic Arts. He earned an M.B.A. from Stanford University and a B.A. from Yale University, where he serves on the President’s Council.

Mr. Gordon was selected to serve on our Board due to his leadership and entrepreneurial experience as a senior executive of Electronic Arts, a company he co-founded and through which he gained experience with emerging technologies and consumer-focused product development and marketing issues, as well as his experience as a venture capitalist investing in technology companies.

Reid Hoffman	44

Reid Hoffman has served on our Board since January 2008. Mr. Hoffman has been a Partner at Greylock Partners, a venture capital firm, since November 2009. From March 2003 to February 2007 and from December 2008 to June 2009, he served as Chief Executive Officer of LinkedIn Corporation (NYSE: LNKD), an online professional networking company. From February 2007 to December 2008, Mr. Hoffman also served as President, Products of LinkedIn Corporation, and he served as its Executive Chair from June 2009 to November 2009. From January 2000 to October 2002, Mr. Hoffman was Executive Vice President of PayPal, Inc., an online payment company. Mr. Hoffman serves on the board of directors for SixApart Ltd., a blogging and social media company; Kiva.org, a microfinance company; Mozilla Corporation, a software company; and LinkedIn Corporation. Mr. Hoffman holds an M.A. in Philosophy from Oxford University and a B.S. in Symbolic Systems from Stanford University.

Mr. Hoffman was selected to serve on our Board due to his extensive experience with social media and technology companies.

Name	Age	Principal Occupation and Relevant Experiences, Qualifications, Attributes or Skills
Jeffrey Katzenberg	61

Jeffrey Katzenberg has served on our Board since February 2011. Mr. Katzenberg currently serves as Chief Executive Officer and a member of the board of directors of DreamWorks Animation SKG Inc. (NASDAQ: DWA), a computer-generated animation studio and entertainment company. He has held both of these roles since October 2004. Mr. Katzenberg co-founded and was a principal member of DreamWorks L.L.C. (“DreamWorks Studios”) from its founding in October 1994 until January 2006. Prior to founding DreamWorks Studios, Mr. Katzenberg served as a chairman of the board of The Walt Disney Studios (NYSE: DIS) from 1984 to 1994. Prior to joining The Walt Disney Studios, Mr. Katzenberg served as the President of Paramount Studios. Mr. Katzenberg is the Chairman of the Board for the Motion Picture & Television Fund Foundation. He serves on the boards of AIDS Project Los Angeles, American Museum of the Moving Image, Cedars-Sinai Medical Center, California Institute of the Arts, Geffen Playhouse, Michael J. Fox Foundation for Parkinson’s Research and the Simon Wiesenthal Center.

Mr. Katzenberg was selected to serve on our Board due to his extensive experience in the entertainment industry.

Stanley J. Meresman	65

Stanley Meresman has served on our Board since June 2011. During the last  five years, Mr. Meresman has been serving on the boards of directors of various public and private companies, including service as chair of the audit committee for some of these companies. He currently serves as a director of LinkedIn Corporation, Meru Networks, Inc. (NASDAQ: MERU) and Riverbed Technology, Inc. (NASDAQ: RVBD) and previously served as a director of Polycom Inc. (NASDAQ: PLCM) from January 1995 to March 2007, each of which is a public company. From January 2004 through December 2004, Mr. Meresman was a Venture Partner with Technology Crossover Ventures, a private equity firm, and was General Partner and Chief Operating Officer of Technology Crossover Ventures from November 2001 to December 2003. During the four years prior to joining Technology Crossover Ventures, Mr. Meresman was a private investor and board member and advisor to several technology companies. He served as the Senior Vice President and Chief Financial Officer of Silicon Graphics, Inc. from May 1989 to May 1997. Mr. Meresman holds an M.B.A. from the Stanford Graduate School of Business and a B.S. in Industrial Engineering and Operations Research from the University of California, Berkeley.

Mr. Meresman was selected to serve on our Board due to his background as chair of the audit committee of other public companies and his financial and accounting expertise from his prior extensive experience as chief financial officer of two publicly traded corporations. Mr. Meresman qualifies as an “audit committee financial expert” under SEC guidelines. In addition, his current service on other public company boards of directors provides us with important perspectives on corporate governance matters.

Name	Age	Principal Occupation and Relevant Experiences, Qualifications, Attributes or Skills
Sunil Paul	47

Sunil Paul has served on our Board since November 2011. Mr. Paul has been a Partner at Spring Ventures since founding the firm in January 2007. Mr. Paul currently serves as Chief Executive Officer of two companies that have received investments from Spring Ventures: Shepherd Intelligent Systems, Inc., a fleet technology company; and Spride, Inc., a car share service company. From May 2004 to January 2007, Mr. Paul was an independent investor. From 1997 to 2000, Mr. Paul served as Founding Chief Executive Officer and Chairman of Brightmail, Inc., a software company he co-founded. From 1995 to 1997, Mr. Paul served as Chief Executive Officer, and then President, of FreeLoader, Inc., a company he co-founded. Mr. Paul holds a B.E. in Electrical Engineering from Vanderbilt University.

Mr. Paul was selected to serve on our Board due to his extensive experience with internet companies.

Owen Van Natta	42

Owen Van Natta has served as a member of our Board since August 2010. Mr. Van Natta served as our Executive Vice President and Chief Business Officer from August 2010 to November 2011. From April 2010 to August 2010, Mr. Van Natta served as a consultant to us in his role as a General Partner of Luminor Group LLC, a consulting company. From April 2009 until February 2010, Mr. Van Natta served as the Chief Executive Officer of Myspace, Inc., an online social media company. From November 2008 until April 2009, he served as Chief Executive Officer of Project Playlist, Inc., an online music sharing company. From May 2007 to February 2008, he was the Chief Revenue Officer at Facebook, Inc., an online social media company. From September 2005 until May 2007, Mr. Van Natta was the Chief Operating Officer at Facebook. Mr. Van Natta holds a B.A. in English from the University of California, Santa Cruz.

Mr. Van Natta was selected to serve on our Board due to his extensive experience in the social media and Internet entertainment industry.

The Board Of Directors Recommends A Vote In Favor Of Each Named Nominee.

PROPOSAL 2

ADVISORY VOTE ON COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS

The Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 (the “Dodd-Frank Act”) enables our stockholders to vote to approve, on an advisory (nonbinding) basis, the compensation of our named executive officers (which are named in the Summary Compensation Table) as disclosed in this proxy statement in accordance with the SEC’s rules.

This vote is not intended to address any specific item of compensation, but rather the overall compensation of our named executive officers and the philosophy, policies and practices described in this proxy statement. The compensation of our named executive officers subject to the vote is disclosed in the Compensation Discussion and Analysis, the compensation tables, and the related narrative disclosure contained in this proxy statement.

Our executive compensation program is designed to achieve the following objectives:

•	attract and retain talented and experienced executive officers, whose knowledge, skills and performance are critical to our success;

•	motivate these executive officers to achieve our business and strategic objectives;

•	promote teamwork while also recognizing the role each executive officer plays in our success; and

•	align the interests of our executive officers and stockholders.

As described in detail in the Compensation Discussion and Analysis, we place a strong emphasis on the use of equity awards as a key component of our compensation program. We grant restricted stock units awards and options that reward longer-term stockholder returns, while keeping salaries to a nominally competitive level, thereby directly linking the most substantial component of our named executive officers’ compensation to the long-term success of our Company. In addition to linking compensation value to stockholder value, these awards generally require continued service over a multi-year period as a condition to vesting, which creates a strong retention incentive and helps ensure the continuity of our operations. We use a mix of restricted stock units and stock options to balance our equity compensation program between future appreciation and up-front ownership stake, linking both types of awards to continued service with our Company over a period of years, such that our named executive officers are incentivized to remain employed with us, achieve our business and strategic objectives, and focus on long-term stockholder value.

We urge our stockholders to review the “Executive Compensation—Compensation Discussion and Analysis” section of this proxy statement and the compensation tables and the related narrative disclosure for more information.

Our Board believes that the information provided above and within the “Executive Compensation—Compensation Discussion and Analysis” section of this proxy statement demonstrates that our executive compensation program was designed appropriately and is working to ensure that management’s interests are aligned with our stockholders’ interests to support long-term value creation. Accordingly, our Board is asking the stockholders to indicate their support for the compensation of our named executive officers as described in this proxy statement by casting a non-binding advisory vote “FOR” the following resolution:

“RESOLVED, that the compensation paid to the Company’s named executive officers, as disclosed pursuant to Item 402 of Regulation S-K, including the Compensation Discussion and Analysis, compensation tables and narrative discussion is hereby APPROVED.”

Because the vote is advisory, it is not binding on our Board or the company. Nevertheless, the views expressed by the stockholders, whether through this vote or otherwise, are important to management and our Board and, accordingly, our Board and the Compensation Committee intend to consider the results of this vote in making determinations in the future regarding executive compensation arrangements.

Advisory approval of this proposal requires the vote of the holders of a majority of the shares present in person, by remote communication, if applicable, or represented by proxy and entitled to vote at the annual meeting.

The Board Of Directors Recommends A Vote In Favor Of Proposal 2

PROPOSAL 3

ADVISORY VOTE ON THE FREQUENCY OF SOLICITATION OF ADVISORY STOCKHOLDER APPROVAL OF EXECUTIVE COMPENSATION

In addition to providing stockholders with the opportunity to cast an advisory vote on the compensation of our named executive officers, the Dodd-Frank Act enables our stockholders to indicate how frequently we should seek an advisory vote on the compensation of our named executive officers. Stockholders may indicate whether they would prefer an advisory vote on executive compensation every year, every two years or every three years or may abstain from voting on the proposal. While we will continue to monitor developments in this area, our Board currently plans to seek an advisory vote on compensation of our named executive officers every year. Our Board believes that holding such a vote every year is advisable for a number of reasons, including the following:

•	an annual advisory vote would enable our stockholders to provide the company with input regarding the compensation of our named executive officers on a timely basis; and

•

an annual advisory vote on compensation of our named executive officers is consistent with our goal to seek input from, and engage in discussion with, our stockholders on corporate governance matters and our compensation philosophy, policies and practices for our named executive officers.

Stockholders are not voting to approve or disapprove our Board’s recommendation. Instead, you may cast your vote on your preferred voting frequency by choosing any of the following four options with respect to this proposal: “1 year,” “2 years,” “3 years” or “Abstain.” For the reasons discussed above, we are asking our stockholders to vote for a frequency of “1 year.” The option that receives the votes of the holders of a majority of votes cast at the annual meeting will be determined to be the preferred frequency with which we will hold a stockholder vote to approve the compensation of our named executive officers, as disclosed pursuant to the compensation disclosure rules of the SEC, including the Compensation Discussion and Analysis, the compensation tables, and the related narrative disclosure.

Because the vote is advisory, it is not binding on our Board or the company. Nevertheless, the views expressed by the stockholders, whether through this vote or otherwise, are important to management and our Board and, accordingly, our Board and the Compensation Committee intend take into account the outcome of this vote in considering the frequency with which the advisory vote on compensation of our named executive officers will be held in the future.

The Board Of Directors Recommends A Vote In Favor Of “1 Year” On Proposal 3.

PROPOSAL 4

RATIFICATION OF SELECTION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee of the Board has selected Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2012 and has further directed that management submit the selection of independent registered public accounting firm for ratification by the stockholders at the annual meeting. Ernst & Young LLP has audited our financial statements since we were founded in 2007. Representatives of Ernst & Young LLP are expected to be present at the annual meeting. They will have an opportunity to make a statement if they so desire and will be available to respond to appropriate questions.

Neither our Bylaws nor other governing documents or law require stockholder ratification of the selection of Ernst & Young LLP as our independent registered public accounting firm. However, the Audit Committee of the Board is submitting the selection of Ernst & Young LLP to the stockholders for ratification as a matter of good corporate practice. If the stockholders fail to ratify the selection, the Audit Committee of the Board will reconsider whether or not to retain that firm. Even if the selection is ratified, the Audit Committee of the Board in its discretion may direct the appointment of different independent auditors at any time during the year if they determine that such a change would be in the best interests of us and its stockholders.

The affirmative vote of the holders of a majority of the shares present in person, by remote communication, if applicable, or represented by proxy and entitled to vote at the annual meeting will be required to ratify the selection of Ernst & Young LLP. Abstentions will be counted toward the tabulation of votes on proposals presented to the stockholders and will have the same effect as negative votes. Broker non-votes are counted towards a quorum, but are not counted for any purpose in determining whether this matter has been approved.

The Board Of Directors Recommends A Vote In Favor Of Proposal 4.

Principal Accountant Fees and Services

The following table represents aggregate fees billed to us for the fiscal years ended December 31, 2010 and December 31, 2011, by Ernst & Young LLP, our principal accountant (in thousands).

	Fiscal Year Ended
	2010	2011
	(in thousands)
Audit Fees (1)	$845	$2,719
Audit-related Fees (2)	39	84
Tax Compliance Fees (3)	446	1,255
Tax Advisory Fees (3)	2,022	1,375
All Other Fees	—	—

Total Fees	$3,353	$5,432

(1)

Includes the aggregate fees related to the audits of our annual consolidated financial statements and the reviews of our interim financial statements, services rendered in connection with the filing of our registration statements, including our Registration Statement on Form S-1 related to our initial public offering, and the issuance of comfort letters and consents, and fees related to accounting consultations and statutory audit services for certain of our foreign subsidiaries.

(2)

Includes the aggregate fees related to assurance services performed in connection with a potential acquisition (2010) and assurance services related to an assessment of a portion of the controls that support our IT control environment (2011).

(3)	Includes preparation and review of various tax filings.
(4)	Includes advising on international tax structure and various other tax issues.

All fees described above were approved by the Audit Committee.

In connection with the audit of the 2011 financial statements, we entered into an engagement agreement with Ernst & Young LLP which sets forth the terms by which Ernst & Young LLP will perform audit services for us. That agreement is subject to alternative dispute resolution procedures.

Pre-Approval Policies and Procedures.

The Audit Committee has adopted a policy and procedures for the pre-approval of audit and non-audit services rendered by our independent registered public accounting firm, Ernst & Young LLP. Pre-approval may also be given as part of the Audit Committee’s approval of the scope of the engagement of the independent auditor or on an individual, explicit, case-by-case basis before the independent auditor is engaged to provide each service. The pre-approval of services may be delegated to one or more of the Audit Committee’s members, but the decision must be reported to the full Audit Committee at its next scheduled meeting.

The Audit Committee has determined that the rendering of the services other than audit services by Ernst & Young LLP is compatible with maintaining the principal accountant’s independence.

Report of the Audit Committee of the Board of Directors(1)

The Audit Committee has reviewed and discussed the audited financial statements for the fiscal year ended December 31, 2011 with management of the Company. The Audit Committee has discussed with the independent registered public accounting firm the matters required to be discussed by Statement on Auditing Standards No. 61, as amended (AICPA, Professional Standards, Vol. 1. AU section 380), as adopted by the Public Company Accounting Oversight Board (“PCAOB”) in Rule 3200T. The Audit Committee has also received the written disclosures and the letter from the independent registered public accounting firm required by applicable requirements of the PCAOB regarding the independent accountants’ communications with the Audit Committee concerning independence, and has discussed with the independent registered public accounting firm the accounting firm’s independence. Based on the foregoing, the Audit Committee has recommended to the Board of Directors that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2011.

Stanley Meresman (Chair)

Reid Hoffman

Sunil Paul

(1)

The material in this report is not “soliciting material,” is not deemed “filed” with the SEC and is not to be incorporated by reference in any filing of the Company under the Securities Act or the Exchange Act, whether made before or after the date hereof and irrespective of any general incorporation language in any such filing.

EXECUTIVE OFFICERS

Our executive officers and their respective ages and positions as of April 3, 2012 were as follows:

Name	Age	Positions
Mark Pincus	46	Chief Executive Officer, Chief Product Officer and Chairman. Mark Pincus’ biography is set forth under the heading “Proposal 1—Election of Directors—Nominees” above.

John Schappert	41	Chief Operating Officer and Director. John Schappert’s biography is set forth under the heading “Proposal 1—Election of Directors—Nominees” above.

Barry Cottle	50

Executive Vice President, Business and Corporate Development. Barry Cottle has served as our Executive Vice President, Business and Corporate Development since January 2012. Prior to joining us, Mr. Cottle served as Executive Vice President of EA Interactive at Electronic Arts Inc., an interactive entertainment software company, from 2007 to 2012. Prior to joining EA Interactive, Mr. Cottle founded and served as the Chief Executive Officer of Quickoffice Inc., a spin out of Palm, Inc., where he served as Chief Operating Officer. Mr. Cottle holds an M.B.A. from the Kellogg School of Management at Northwestern University and a B.S. in Information Services and Mathematics from Missouri State University.

Reginald D. Davis	49

Senior Vice President, General Counsel and Secretary. Reginald Davis has served as our Senior Vice President and General Counsel since May 2009 and our Secretary since August 2009. From January 2000 to May 2009, Mr. Davis was employed at Yahoo! Inc. (NASDAQ: YHOO), an Internet search company, where he served as Vice President, Network Quality and Search Operations from November 2007 to April 2009 and Associate General Counsel from January 2000 to November 2007. Prior to joining Yahoo!, Mr. Davis spent 10 years as a partner at Hancock Rothert & Bunshoft LLP (now part of Duane Morris LLP). Mr. Davis holds a J.D. from Tulane University Law School and a B.A. in European History from Harvard University.

Jeff Karp	46

Chief Marketing and Revenue Officer. Jeff Karp has served as our Chief Marketing and Revenue Officer since August 2011. Prior to joining us, Mr. Karp served as Executive Vice President, EA Play Label at Electronic Arts Inc., from April 2011 to August 2011 and as Senior Vice President, Chief Revenue Officer, EA Games Label at Electronic Arts from May 2009 to March 2011. From October 2008 to May 2009, Mr. Karp served as Chief Executive Officer of Mevio, Inc., a digital media entertainment company. Prior to Mevio, from 2000 to 2008, Mr. Karp served in a number of roles at Electronic Arts, including as Senior Vice President of Marketing Worldwide from March 2006 to October 2008. Mr. Karp holds a B.S. in Business from Arizona State University.

Cadir Lee	40

Executive Vice President and Chief Technology Officer. Cadir Lee has served as our Executive Vice President and Chief Technology Officer since November 2008. From December 1997 to November 2008, Mr. Lee served as Chief Technology Officer of Support.com, Inc., a remote technology services company he co-founded. Mr. Lee holds a B.A. in Music and a B.S. in Biological Sciences from Stanford University.

Name	Age	Positions
Mark Vranesh	44

Chief Accounting Officer. Mark Vranesh has served as our Chief Accounting Officer since July 2010 and prior to that served as our Chief Financial Officer from May 2008 to August 2010. From April 2006 to April 2008, Mr. Vranesh served as the Vice President of Finance & Administration and Corporate Controller of Fortinet, Inc. (NASDAQ: FTNT), a computer and network security company. From 2000 to 2004, he served as Vice President Finance & Corporate Controller, and from 2004 to 2006, he served as General Manager, at Support.com, Inc. (then SupportSoft, Inc.), an online technology support company. Mr. Vranesh became a Certified Public Accountant in California and holds a B.S. in Business from the California Polytechnic State University in San Luis Obispo.

David M. Wehner	43

Chief Financial Officer. David Wehner has served as our Chief Financial Officer since August 2010. From February 2001 to July 2010, Mr. Wehner was employed at Allen & Company, an investment bank focused on media and technology where he served as a Managing Director from November 2006 to July 2010, and a director from December 2005 to November 2006. Mr. Wehner holds an M.S. in Applied Physics from Stanford University and a B.S. in Chemistry from Georgetown University.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

The compensation provided to our “named executive officers” for 2011 is set forth in detail in the Summary Compensation Table and other tables that follow this section, as well as the accompanying footnotes and narratives relating to those tables. This section explains our executive compensation philosophy, objectives and design, our compensation-setting process, our executive compensation program components and our 2011 compensation decisions for each of our named executive officers.

Our named executive officers for 2011 who appear in the Summary Compensation Table are:

•	Mark Pincus, our Chief Executive Officer, Chief Product Officer and Chair of our Board;

•	Owen Van Natta, a member of our Board and our former Executive Vice President and Chief Business Officer;

•	David M. Wehner, our Chief Financial Officer;

•	Reginald D. Davis, our Senior Vice President, General Counsel and Secretary;

•	Jeff Karp, our Chief Marketing and Revenue Officer; and

•	John Schappert, our Chief Operating Officer and a member of our Board.

Executive Compensation Philosophy, Objectives and Design

Philosophy. We operate in a new and rapidly evolving industry sector. To succeed in this environment, we must continually refine our strategy, foster the growth of our player base, increase the level of engagement of our players with our games, develop and update games and expand our international operations. To achieve these objectives, we need to attract and retain a highly talented team of game design, engineering, marketing, business development and administrative professionals. We also strive to create incentives for our management team to utilize their strong leadership and management capabilities to achieve our business and strategic objectives. We believe the best way to do this through our compensation structure and practices is to emphasize teamwork through a philosophy of pay equity and to have our executives think like stockholders and maximize long-term value creation.

Objectives. Our compensation program for our executive team consists of a combination of base salary, discretionary bonuses, grants under our long-term equity incentive compensation plan and severance and change of control benefits. Our executive compensation program is designed to achieve the following objectives:

•	attract and retain talented and experienced executive officers, whose knowledge, skills and performance are critical to our success;

•	motivate these executive officers to achieve our business and strategic objectives;

•	promote teamwork while also recognizing the role each executive officer plays in our success; and

•	align the interests of our executive officers and stockholders.

Design. Historically, our executive compensation program has been heavily weighted towards equity, including stock options and restricted stock units, with cash compensation that generally fell below the 25th percentile of comparable companies. However, as our company has grown, so has our need to secure executive talent from larger public companies. When necessary, we have offered significant cash compensation as well as equity compensation to secure key hires.

We believe that relying primarily on equity compensation has focused our executive officers on driving the achievement of our strategic and financial goals while conserving cash to reinvest in our strategy and growth. We continue to believe that making equity awards a key component of executive compensation aligns the executive team with the long-term interests of our stockholders.

We do not affirmatively set out in any given year, or with respect to any given new hire package, to apportion compensation in any specific ratio between cash and equity, or between long-term and short-term compensation. Rather, total compensation may skew more heavily toward either cash or equity, or short-term or long-term compensation, as a result of the factors described below. We continue to evaluate our philosophy, objectives and design as circumstances require. We expect to review executive compensation annually.

Compensation-Setting Process

Role of Our Board and Compensation Committee. During 2011, our Board shared responsibility for overseeing our executive and equity compensation programs with our newly formed Compensation Committee. Prior to his resignation from our Board, Bradley Feld took the lead role in working directly with our CEO and our Chief People Officer. When compensation matters were discussed by our Board, Mark Pincus and Owen Van Natta, as members of our Board, attended the meetings, but abstained from final decisions with respect to their own performance and compensation. As we prepared to become a public company in 2011, and following the formation of our Compensation Committee in February 2011, our Compensation Committee spent a great deal of time reviewing our historical practices, policies and procedures as they related to executive compensation and became primarily responsible for making the 2011 compensation decisions reflected in this Compensation Discussion and Analysis.

During 2011, we considered the following factors when setting executive compensation, as further explained in the discussions of each compensation element below:

•

the experiences and individual knowledge of the members of our Board and Compensation Committee regarding executive compensation, including their experiences as officers and/or directors of public companies and with establishing and reviewing executive compensation packages;

•

individual negotiations with executive officers, particularly in connection with their initial compensation package, as these executive officers have generally been leaving meaningful compensation opportunities at their prior employers in order to work for us;

•	the recommendations of our CEO;

•	corporate and individual performance, as we believe this encourages our executive officers to focus on achieving our business and strategic objectives;

•	the executive’s existing equity award and stock holdings;

•

internal pay equity of the compensation paid to one executive officer as compared to another—that is, that the total compensation paid to each executive officer is designed to provide a certain amount of parity to promote teamwork, while at the same time reflecting the importance of his or her role to the company as compared to the roles of the other executive officers;

•	the potential dilutive effect of new equity awards on our stockholders; and

•

solely as a touchstone and not as a determinative factor, the Compensia survey covering officer compensation that we commissioned in May 2011 (the “2011 Compensia Report”), and, to an even lesser extent, the 2010 Radford Global Technology Survey and the PayScale database.

Role of Management. In setting compensation for 2011, our CEO and our Chief People Officer worked closely with members of our Board and Compensation Committee, particularly Bradley Feld and Bing Gordon, in managing our executive compensation program, including reviewing existing compensation for adjustment (as needed), determining bonus payments and establishing new hire packages. Our finance department works with our CEO and our Chief People Officer to gather financial and operational data that our CEO reviews in making his recommendations. From time to time, our Chief Financial Officer and our General Counsel attend meetings (or portions of meetings) of our Board or Compensation Committee (as applicable) to present information and answer questions. No executive officer participated directly in final determinations regarding the amount of any component of his or her own compensation package.

Role of Compensation Consultant. Neither our Board nor our Compensation Committee has retained its own independent compensation consultant. Instead, since 2009, management has retained Compensia, a national compensation consulting firm, to assist management in reviewing human resources and compensation matters, including executive compensation. In 2011, in preparation for our initial public offering, Compensia provided the following services to support management and the Compensation Committee in making executive compensation decisions:

•	proposed a peer company group composed of public and private companies with comparable revenues;

•	provided cash and equity compensation data for Compensia’s proposed peer group, as well as a peer group proposed by management in a report that we refer to as the 2011 Compensia Report;

•	reviewed our executive compensation policies and practices, including our long-term compensation and severance program design;

•	reviewed our director compensation program;

•	provided feedback to management regarding management’s proposals to the Compensation Committee for executive compensation; and

•	assisted management in preparing a compensation risk assessment of our broad-based employee compensation practices.

We pay for the costs of Compensia’s work, and management has the ability to direct Compensia’s work. In 2011, Compensia was not present at any deliberations of our Board or Compensation Committee. In 2011, the total cost of the services provided by Compensia did not exceed $50,000. The Board and the Compensation Committee were aware that Compensia was retained and directed by management, and did not believe that this created an impermissible conflict of interest or impaired Compensia’s ability to provide thoughtful guidance and appropriate company peer data. The Compensation Committee may retain its own independent compensation consultant in the future.

Use of Market Compensation Data; Creation of Peer Group. Our pay philosophy has historically focused on having low cash compensation and tying the majority of our employees’ compensation opportunities to equity compensation. When determining new hire pay packages, we have generally focused on the total compensation package it would take to attract key talent away from an existing employer or other opportunities that were available to that individual, and not on benchmark data. In 2011, our business rapidly progressed and we began the processes that ultimately resulted in us becoming a public company. As a result of these changes, we determined that we needed to hire executive officers with experience working for much larger, mature public companies. This shift in focus rendered the compensation practices and levels at companies that were included in private company surveys such as the 2010 Radford Global Technology Survey and the PayScale database, at best, useful mainly as a point of reference. As a result, in 2011, we did not use the compensation data obtained from these broad-based surveys as a material, determinative factor in setting compensation.

In May 2011, at the request of management and in preparation for our initial public offering, Compensia prepared the 2011 Compensia Report, which provided an analysis of our compensation packages relative to the compensation paid to the two peer groups of public companies described below. However, consistent with historical practice, this data was simply one point of reference in considering whether the base salaries and total compensation packages of our executive officers were inconsistent with market practices of public companies.

In the 2011 Compensia Report, Compensia proposed the set of peer group companies listed below, based on companies that were in the software and internet industry, with revenue of between $500 million and $1.5 billion, and that were either late-stage private companies or comparable public companies. Management also proposed a peer group, reflecting the companies with whom we would be most likely to need to compete with for key executive talent.

Company Name	Compensia Peer List	Company Requested Peer List
Activision Blizzard, Inc.	X	X
Adobe Systems Incorporated	X
Akamai Technologies Inc.	X
Amazon.com, Inc.		X
AOL, Inc.	X
Apple Inc.		X
Autodesk, Inc.	X
Citrix Systems, Inc.	X
Compuware Corporation	X
DreamWorks Animation SKG, Inc.	X	X
Electronic Arts Inc.	X	X
Facebook, Inc.		X
Google Inc.		X
IAC/InterActiveCorp	X
LinkedIn Corporation		X
Lucasfilm Ltd.		X
Microsoft Corporation		X
Monster Worldwide Inc.	X
NetApp, Inc.		X
Netflix, Inc.	X	X
Nintendo of America Inc.		X
Pixar Animation Studios		X
Red Hat, Inc.	X
Rovi Corporation	X
salesforce.com, inc.	X	X
Sony Computer Entertainment America LLC		X
Take-Two Interactive Software, Inc.	X	X
THQ Inc.	X	X
Tibco Software, Inc.	X
VeriSign Inc.	X
Yahoo! Inc.		X

Executive Compensation Program Components

Base Salary. We provide base salary as a fixed source of compensation for our executive officers, allowing them a degree of certainty with respect to their day-to-day compensation, while having a meaningful portion of their compensation “at risk” in the form of equity awards covering the shares of a private company. The Compensation Committee recognizes that base salaries are an element of compensation that helps to attract highly qualified executive talent, but believes that equity compensation should be the primary component of total target compensation as it has a direct correlation to stockholder value.

Base salaries for our executive officers were established primarily based on individual negotiations with the executive officers when they joined us and reflect the scope of their anticipated responsibilities, the individual experience they bring, our Board and Compensation Committee members’ experiences and knowledge in compensating similarly situated individuals at other companies, our then-current cash constraints, and a general sense of internal pay equity among our executive officers.

For Messrs. Schappert and Karp, each of whom was hired in 2011, our Board and Compensation Committee, respectively, determined their initial base salaries, using reasonable business judgment and without reference to survey data, based on the results of the individual negotiations. The compensation packages that Messrs. Schappert and Karp were offered took into account the compensation packages each were forgoing at their then-current employers. The base salary component took into consideration, in a general sense, the base salaries of the other executive officers and the value of the other elements of each candidate’s negotiated new-hire compensation package (including signing bonuses and equity awards).

We do not apply specific formulas in determining base salary increases. In considering base salaries at the beginning of 2011 for our executive officers, our Board made no adjustments from 2010 levels, as our Board determined, in their independent judgment and without reliance on any survey data, that existing base salaries, taken together with other elements of compensation, provided sufficient fixed compensation for retention purposes. For most of 2011, our base compensation remained at 2010 levels. However, in August 2011, the Compensation Committee raised the annual base salary of Mr. Davis to $225,000. While the Compensation Committee considered the 2011 Compensation Report, the Compensation Committee primarily based its decision on the importance of Mr. Davis’ role to us, especially in connection with our transition to public company status, and the Compensation Committee’s desire to have comparable base salaries across our executive team.

Name	2011 Salary (1)
Mark Pincus	$300,000
Owen Van Natta	200,000
David M. Wehner	225,000
Jeff Karp	300,000
Reginald D. Davis	225,000
John Schappert	300,000

(1)	Reflects the annual base salary in effect at December 31, 2011, with the exception of Mr. Van Natta, which reflects his annual base salary at the time he resigned as an executive officer.

Cash Bonuses. Historically, our employees, including our executive officers, have been eligible to earn discretionary performance bonuses based on individual and company performance. The amount of the bonus earned, and the evaluations of individual and corporate performance, were determined in a subjective manner, without specific weightings or a formula. The overall performance of the company, as evaluated by our CEO and our Board without reference to specific pre-established corporate goals, was the critical factor for determining payouts. Our Board and Compensation Committee have approached cash bonuses from the perspective that each executive officer could generally earn an annual bonus of up to 100% of his earned base salary in a given year. Our Board and Compensation Committee felt this was an appropriate percentage given the relatively low base salaries of our executive officers.

In connection with the hiring of Mr. Schappert, our Board did not establish a target bonus level. Instead, as a result of negotiations with Mr. Schappert over his new hire package, our Board approved the grant of a Zynga cash unit award (“ZCUs”) of $10,000,000, which vests as to 12.5% (or $1,250,000) on June 15, 2012 and every three month anniversary thereafter through and including March 15, 2014, subject to his continued employment, as well as a signing bonus of $10,000,000, based on individual negotiations with Mr. Schappert. Mr. Schappert was originally offered ZCUs of $20,000,000 but he opted to forego the additional $10,000,000 in favor of an additional ZSU award for 716,332 shares. These negotiations and the related compensation decisions, focused, in large part, on the bonus and equity compensation opportunities that Mr. Schappert was forgoing with his prior employer, our CEO’s recommendation and our Board’s determination of the essential need to attract and retain Mr. Schappert.

In connection with the hiring of Mr. Karp, and consistent with the bonus opportunity provided to the other executive officers, the Compensation Committee approved an annual cash bonus target of 100% of base salary.

The Compensation Committee also agreed to a guaranteed minimum payout of 100% of his target bonus for the first two years of his employment, subject to his continued employment, as well as a signing bonus of $1,000,000, based on individual negotiations with Mr. Karp. These negotiations and the related compensation decisions, focused, in large part, on the bonus and equity compensation opportunities that he was forgoing with his prior employer, our CEO’s recommendation and our determination of the essential need to attract and retain Mr. Karp.

Consistent with prior years, for our 2011 bonus program, our CEO established, in consultation with our Board and Compensation Committee, objectives and key results (“OKRs”) for senior management. The OKRs for our CEO were based on overall corporate performance, and the OKRs of the other named executive officers were based on company performance within their functional unit. No amount of bonus was allocated to a specific OKR. Rather, at the end of each quarter, our CEO reviewed our overall performance and strategic and competitive positioning, as well as each executive officer’s performance, taking into account the OKRs. Our CEO then made recommendations to our Board or Compensation Committee (as applicable) for the amount that should be awarded as a bonus for that quarter for each of the named executive officers, including himself. For 2011, our Board and Compensation Committee concurred with our CEO’s bonus recommendations, and these recommendations were approved. Revenue growth, increased mobile presence and the successful completion of our initial public offering were considered in connection with the review and approval of quarterly bonuses for our executive officers, and 2011 payout levels were based on the following critical achievements and considerations for each of the following executives:

•

Mark Pincus. Our CEO’s quarterly bonuses were $0, $3,750, $0 and $0, and reflected our Board and Compensation Committee’s belief that existing compensation was adequate without an additional bonus, with the exception of a token bonus for the second quarter.

•	Owen Van Natta. Mr. Van Natta did not receive any quarterly bonuses in 2011 as our Board and Compensation Committee also felt Mr. Van Natta’s compensation was adequate without an additional bonus.

•

David M. Wehner. Mr. Wehner’s quarterly bonuses were $14,063, $56,250, $0 and $300,000 and reflected his continued success related to instituting financial planning systems, maintaining and developing relationships with investors, overseeing the acquisition and integration of companies and his significant role in connection with our initial public offering.

•	Jeff Karp. Mr. Karp received his guaranteed payout of $75,000 for each of the third and fourth quarter (giving full credit to the third quarter in which he started with us).

•

Reginald D. Davis. Mr. Davis’s quarterly bonuses were $7,500, $50,000, $0 and $56,250 and reflected his role in providing corporate legal support for all acquisitions and other transactions in 2011, including our initial public offering, protecting our intellectual property in pending litigation, and working to expand our intellectual property portfolio.

•

John Schappert. Mr. Schappert’s quarterly bonuses for the last three quarters of 2011, in which he was employed by us, were $0, $0 and $75,000 and reflected his increasing responsibility, the successful launch of CastleVille, as well as the growth of multiple mobile game titles in the fourth quarter.

Equity Compensation. We have historically used restricted stock units (which we call ZSUs) and options as the principal component of our executive compensation program. Consistent with our compensation objectives, we believe this approach has allowed us to attract and retain key talent in our industry and aligned our executive team’s contributions with the long-term interests of us and our stockholders. Stock options are granted with an exercise price not less than the fair market value of our common stock on the date of grant, so these options will have value to our executive officers only if the fair market value of our common stock increases after the date of grant and the date of vesting. Typically, stock options granted to our executive officers vest over four years. Prior to our initial public offering, our ZSUs included both a multi-year (generally over four years) time-based vesting condition and a liquidity event vesting condition (that is, the effectiveness of either a change in control transaction or an initial public offering). We believe that equity should be designed to serve as an effective recruitment and retention tool while also motivating our executive officers to work toward corporate objectives that provide a meaningful return to our stockholders.

In 2011, we continued to grant ZSUs as our primary equity compensation mechanism. In determining the size and material terms of the ZSUs granted in 2011, our Board or our Compensation Committee (as applicable) considered, among other things, individual negotiations with the executive officers at their time of hire (particularly the equity opportunities they were leaving behind at their prior employers), the executive officer’s total compensation opportunity, the need to create a meaningful opportunity for reward predicated on the creation of long-term stockholder value, our CEO’s recommendations, internal pay equity among our executive officers, notable performance accomplishments, adjustments to duties and the retention implications of existing grants. In particular, our Board or our Compensation Committee (as applicable) considered the following:

•

Mark Pincus. Consistent with our CEO’s recommendation, our Board determined that our CEO’s existing unvested stock options and vested stock holdings provided the necessary motivation and retention incentive and therefore did not award any equity grants to him in 2011.

•	Owen Van Natta. The Board granted Mr. Van Natta 233,336 ZSUs in connection with the work Mr. Van Natta performed for us as a consultant.

•

David M. Wehner. The Board granted Mr. Wehner 500,000 ZSUs. The Board determined that an additional equity grant to Mr. Wehner was necessary to have his total equity rights reach 3.0 million shares, which our Board determined was the appropriate level at that time given his role and for internal pay equity.

•

Jeff Karp. The Compensation Committee granted Mr. Karp 1,000,000 ZSUs. The Compensation Committee determined the size of the award based on negotiations with Mr. Karp, taking into account his entire new hire package, and determined that this award was necessary given the significant cash and equity compensation opportunities Mr. Karp was forgoing at his prior employer.

•

Reginald D. Davis. The Board granted Mr. Davis 200,000 ZSUs. The Board determined that an additional equity grant to Mr. Davis was necessary to have his total equity rights reach 2.8 million shares, which our Board determined was the appropriate level at that time given his role and for internal pay equity.

•

John Schappert. The Board granted Mr. Schappert two ZSU awards covering an aggregate of 2,148,997 shares, based on negotiations with Mr. Schappert in connection with his hiring. Mr. Schappert was initially offered a ZCU award of $20,000,000 but he opted to forego $10,000,000 of that amount in favor of a ZSU award for 716,332 shares. The ZSU award for 716,332 shares is fully vested as of the date Mr. Schappert would have received the $10,000,000 originally offered (March 15, 2012). The remaining ZSU award for 1,432,665 vests according to our typical four-year vesting schedule as described above. The Board determined the total size of these awards based on negotiations with Mr. Schappert, taking into account his entire new hire package including his ZCU award. The Board believed that these awards were necessary given the significant equity compensation opportunities Mr. Schappert was forgoing at his prior employer and provided a total equity opportunity that was comparable to the equity opportunities of the other executive officers.

Post-Employment Compensation

In hiring our executive officers, we recognized that many of our desired candidates were leaving the security of employment with more mature companies where they had existing severance and change of control compensation rights. Accordingly, we sought to develop compensation packages that could attract qualified candidates to fill our most critical positions, which required providing some protection in the event of an involuntary termination. At the same time, we were sensitive to the need to integrate new executive officers into our existing executive compensation structure.

In 2008 and 2009, our Board approved certain executive grants of options and restricted stock units containing accelerated vesting provisions upon an involuntary termination (both termination without cause and resignation for good reason) as well as upon certain material change in control transactions. We believe these accelerated vesting provisions reflected then-current market practices, based on the collective knowledge and experiences of our Board members (and without reference to specific peer group data), and allowed us to attract and retain highly qualified executive officers to a new startup venture. These accelerated vesting provisions were designed so that if a change in control opportunity presented itself, our executive officers could focus on closing a transaction that might have been in the best interest of our stockholders even though the transaction might otherwise have resulted in a termination of their employment and, absent such accelerated vesting, a forfeiture of their unvested equity awards. Additional information regarding accelerated vesting prior to, upon or following a change in control is discussed below under “—Potential Payments Upon Termination and Upon Termination and Change in Control.”

As part of our negotiations with Messrs. Wehner, Van Natta, Karp and Schappert at the time they were hired, our Board or Compensation Committee (as applicable) approved cash and equity acceleration protections for each individual in the event of an involuntary termination of employment, including but not limited to a termination following a change in control. The amount and terms of these benefits reflected our negotiations with each of these executive officers, including our evaluation of the severance or change in control protections that were necessary to induce these individuals to forgo other opportunities or leave their then-current employment for the uncertainty of a demanding position in a new and unfamiliar organization. These benefits were also designed to encourage these executive officers to maintain continued focus and dedication to their responsibility to help maximize stockholder value in the face of decisions that might be in the best interests of our stockholders but not necessarily in the executive officers’ own personal best interests.

In September 2011, after reflecting on the different treatment upon a termination of employment and a change in control across executives, and given our desire for a team-oriented approach to compensation, our Compensation Committee approved our Change in Control Severance Benefit Plan (the “Change in Control Plan”). Each of our employees at the level of vice president or above, including our executive officers, is eligible to participate in the Change in Control Plan. Upon a change in control (as defined in our 2011 Equity Incentive Plan), each then-current participant (including a participant who, within 30 days before a change in control, suffers an involuntary termination without cause or a resignation for good reason) will receive, in exchange for a release of claims, accelerated vesting of 25% of the total number of shares subject to each equity award held by such participant. Additionally, for participants who are at the level of senior vice president or above, including our executive officers, if such participant suffers an involuntary termination without cause or a resignation for good reason within 30 days before or 18 months following a change in control, he or she will receive, in exchange for a release of claims, accelerated vesting of an additional 25% of the total number of shares subject to each equity award held by such participant. The Change in Control Plan is designed to provide an internally consistent and equitable standard of accelerated vesting benefits, triggers and conditions for our more senior level employees. We believe that a pre-existing plan like the Change in Control Plan will allow our executive officers to focus on continuing normal business operations and the success of a potential business combination that may not be in their personal best interests, and to maintain a balanced perspective in making overall business decisions during a potentially uncertain period. We believe the size and terms of the benefits provide an appropriate balance between the costs and benefits to stockholders. We also believe these benefits are consistent with the benefits offered by companies with whom we compete for talent, and so allow us to recruit and retain key executive talent.

The terms and conditions of employment for each of our named executive officers are set forth in written letter agreements. For a summary of the material terms and conditions of these letters, see “—Offer Letter Agreements” below. For a summary of the material terms and conditions of the severance and change in control arrangements in effect as of December 31, 2011, see “—Potential Payments Upon Termination and Change in Control.”

Employee Benefits

We provide standard health, dental, vision, life and disability insurance benefits to our executive officers, on the same terms and conditions as provided to all other eligible employees. Our executive officers may also participate in our broad-based 401(k) plan, which currently does not include a company match or discretionary contribution. We believe these benefits are consistent with the broad-based employee benefits provided at the companies with whom we compete for talent and therefore are important to attracting and retaining qualified employees.

In the past, we have also provided certain perquisites to our executive officers. In considering potential perquisites, we considered the cost to us as compared to the value of providing such perquisites. In 2011, we paid certain legal expenses incurred in connection with our hiring of Mr. Schappert, and provided a tax gross-up on the income attributed to him for those legal expenses. In addition, we reimbursed Mr. Van Natta for certain legal expenses related to estate planning matters, as well as certain other travel and entertainment costs set forth in the footnotes to the Summary Compensation Table below. We also covered the costs of parking at our offices for all named executive officers (with the exception of Mark Pincus), as well as other executives, until September 2011.

We believe that all of these limited personal benefits are consistent with the benefits offered to similarly situated executives at other companies.

In addition, in 2011, due to specific threats relating to the personal security of our CEO and his family, we provided him with certain security protection. The nature and extent of the security services provided to our CEO were based on the recommendations set forth in an independent third-party security study. The security services we provide are reviewed periodically to ensure that they provide appropriate levels of safety, security and accessibility for him and safety and security for his family where appropriate. We believe that these security services are a necessary business-related expense and are not provided to our CEO with compensatory benefit or intent. We do not anticipate incurring this level of expense in the future.

Tax and Accounting Considerations

Deductibility of Executive Compensation. Section 162(m) of the Code limits the amount that a public company may deduct from federal income taxes for remuneration paid to executive officers (other than the chief financial officer) to $1 million per executive officer per year, unless certain requirements are met. Section 162(m) provides an exception from this deduction limitation for certain forms of “performance-based compensation,” including the gain recognized by executive officers upon the exercise of qualifying compensatory stock options. While our Compensation Committee is mindful of the benefit to us of the full deductibility of compensation, we have not adopted a policy that requires that all compensation be deductible.

Taxation of “Parachute” Payments and Deferred Compensation. Sections 280G and 4999 of the Code provide that executive officers and directors who hold significant equity interests and certain other service providers may be subject to an excise tax if they receive payments or benefits in connection with a change in control that exceeds certain prescribed limits, and that the company, or a successor, may forfeit a deduction on the amounts subject to this additional tax. Section 409A of the Code also imposes additional significant taxes on the individual in the event that an executive officer, director or other service provider receives “deferred compensation” that does not meet the requirements of Section 409A of the Code. We did not provide any executive officer, including any named executive officer, with a “gross-up” or other reimbursement payment for any tax liability that he or she might owe as a result of the application of Sections 280G, 4999, or 409A of the Code during 2011, and we have not agreed and are not otherwise obligated to provide any named executive officers with such a “gross-up” or other reimbursement.

Accounting Treatment. The accounting impact of our compensation programs is one of many factors that are considered in determining the size and structure of our programs, so that we can ensure that our compensation programs are reasonable and in the best interests of our stockholders.

Compensation Recovery Policies

The Compensation Committee has not determined whether it would attempt to recover bonuses from our executive officers if the performance objectives that led to the bonus determination were to be restated, or found not to have been met to the extent originally believed by the Compensation Committee. However, as a public company subject to the provisions of Section 304 of the Sarbanes-Oxley Act of 2002, if we are required as a result of misconduct to restate our financial results due to our material noncompliance with any financial reporting requirements under the federal securities laws, our chief executive officer and chief financial officer may be legally required to reimburse us for any bonus or other incentive-based or equity-based compensation they receive. In addition, we will comply with the requirements of the Dodd-Frank Wall Street Reform and Consumer Protection Act and will adopt a compensation recovery policy once final regulations on the subject have been adopted.

Compensation Committee Report (2)

The Compensation Committee has reviewed and discussed with management the Compensation Discussion and Analysis contained in this proxy statement. Based on this review and discussion, the Compensation Committee has recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this proxy statement and incorporated into the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2011.

Jeffrey Katzenberg (Chair)

William “Bing” Gordon

Sunil Paul

Compensation Risk Assessment

With the oversight of the Compensation Committee, management worked with Compensia in 2011 to perform an assessment of our compensation programs and policies as generally applicable to our employees to ascertain any potential material risks that may be created by the compensation programs. The assessment focused on programs with variability of payout, the ability of participants to directly affect payout and the controls over participant action and payout, potential concerns regarding risk-taking behavior and specific risk mitigation features. Management’s assessment was presented to and discussed with the Compensation Committee. The Compensation Committee considered the findings of the assessment conducted as described above and concluded that our compensation policies and practices, taken as a whole, are not reasonably likely to have a material adverse impact on our business or our financial condition. The following compensation design features help minimize the incentives for excessive risk-taking:

•

our compensation program encourages our employees to remain focused on both our short-term and long-term goals. For example, while our variable cash compensation plans measured performance on a quarterly or an annual basis, our equity awards generally vest over four years, which we believe encourages our employees to focus on our long-term performance;

•	we have internal controls over our financial accounting and reporting;

(2)

The material in this report is not “soliciting material,” is furnished to, but not deemed “filed” with, the SEC and is not deemed to be incorporated by reference in any filing of the Company under the Securities Act or the Exchange Act, other than the Company’s Annual Report on Form 10-K, where it shall be deemed to be “furnished,” whether made before or after the date hereof and irrespective of any general incorporation language in any such filing.”

•	we have a strong use of equity compensation, ensuring that our compensation program does not over emphasize short-term performance at the expense of long-term value creation;

•	final executive bonus awards are approved by the Compensation Committee; and

•	we prohibit all hedging transactions involving our common stock which prevents our employees from insulating themselves from the effects of our stock price performance.

Summary Compensation Table

The following table summarizes information regarding the compensation awarded to, earned by or paid to our Chief Executive Officer, our Chief Financial Officer, our former Chief Business Officer (who continues to serve as a member of our Board) and our other three most highly compensated executive officers during 2011. We refer to these individuals in this proxy statement as our named executive officers.

Name and Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards ($) (1)		Option Awards ($) (2)	All Other Compensation ($) (3)		Total ($)
Mark Pincus	2011	300,000	3,750	—		—	1,374,764	(4)	1,678,514
Chief Executive Officer, Chief Product Officer and Chairman	2010	301,154	135,000	—		—	84,085		520,239

Owen Van Natta (5)	2011	175,769	—	3,987,712		—	15,446	(7)	4,178,927
Former Executive Vice President and Chief Business Officer	2010	76,923	48,077	—	(6)	28,595,363	100,625		28,820,988

David M. Wehner	2011	225,000	370,313	6,980,000		—	480		7,575,793
Chief Financial Officer	2010	95,192	1,812,740	—	(6)	—	625		1,908,557

Jeff Karp (8)	2011	130,769	1,150,000	17,200,000		—	371		18,481,140
Chief Marketing and Revenue Officer

Reginald D. Davis	2011	209,183	113,750	2,792,000		—	664		3,115,597
Senior Vice President, General Counsel and Secretary	2010	200,769	615,000	—	(6)	—	9,555		825,324

John Schappert (9)	2011	200,000	10,075,000	32,242,114		—	243,869	(10)	42,760,983
Chief Operating Officer

(1)

In accordance with SEC rules, this column reflects the grant date fair value of ZSUs, calculated in accordance with ASC Topic 718 for stock-based compensation transactions. For a discussion of the valuation of these awards, see Notes to Consolidated Financial Statements at Note 9, “Stockholders’ Equity” in our Annual Report on Form 10-K for the fiscal year ended December 31, 2011. These amounts do not reflect the actual economic value that will be realized by our named executive officers upon the vesting of the stock awards or the sale of the common stock underlying such awards.

(2)

In accordance with SEC rules, this column represents the grant date fair value of stock options, calculated in accordance with ASC Topic 718 for stock-based compensation transactions. For additional information on the valuation assumptions, see Notes to Consolidated Financial Statements at Note 9, “Stockholders’ Equity” in our Annual Report on Form 10-K for the fiscal year ended December 31, 2011. These amounts do not reflect the actual economic value that will be realized by our named executive officers upon the vesting of the stock options, the exercise of stock options, or the sale of the common stock underlying such stock options.

(3)	Includes payments for life insurance premiums for each named executive officer.
(4)

Includes payments made in connection with security provided to our CEO and his family in 2011. This amount reflects the cost to us for business and travel related security protection, as well as costs associated with the one-time purchase, installation and maintenance of home security systems, in the amount of $1,169,896, and legal and temporary housing costs incurred in connection with specific security threats. We believe these costs were appropriate business expenses. We do not anticipate incurring this level of expense in the future.

(5)	Owen Van Natta joined us on August 16, 2010 and resigned as one of our executive officers on November 16, 2011. Mr. Van Natta continues to serve as a member of our Board.
(6)

Prior to our initial public offering, our ZSUs were subject to a liquidity event-based vesting component. As of the grant date and December 31, 2010, the liquidity event was considered not “probable” of occurring. As a result, the grant date fair value of the ZSUs, for purposes of this table, was $0. Assuming that the liquidity event had been deemed probable as of the grant date, the grant date fair value of the awards would have been $14,478,750 for Mr. Van Natta, $16,087,500 for Mr. Wehner and $3,946,804 for Mr. Davis.

(7)	Includes payments for tickets to a sporting event, personal legal fees, tickets to a concert and the cost of parking at our offices paid by us.
(8)	Jeff Karp joined us on July 25, 2011.
(9)

John Schappert joined us on May 2, 2011. In addition to the compensation listed in the table above, in connection with the commencement of Mr. Schappert’s employment, we granted him Zynga Cash Units (“ZCUs”) for up to $10,000,000, vesting in eight equal installments beginning June 15, 2012 and every three months thereafter through March 15, 2014, subject to his continued employment. None of these ZCUs vested in 2011.

(10)

Includes the payment of $129,434 for documented legal expenses paid by us in connection with hiring Mr. Schappert, plus a gross-up for taxes owed with respect to the income attributable to Mr. Schappert in the amount of $113,315. Also includes the cost of parking at our offices paid by us.

Grants of Plan-Based Awards Table

The following table shows all plan-based awards granted to the named executive officers during the year ended December 31, 2011. The equity awards granted during the year ended December 31, 2011 identified in the table below are also reported in “Outstanding Equity Awards as of December 31, 2011.” For additional information regarding incentive plan awards, see the section titled “Executive Compensation—Employee Benefits and Stock Plans.”

Name	Grant Date	Stock Awards: Number of Stock or Units (#)	Grant Date Fair Value of Stock Awards ($) (1)
Mark Pincus	—	—	—
Owen Van Natta	6/6/2011	233,336	3,987,712
David M. Wehner	3/30/2011	500,000	6,980,000
Jeff Karp	8/18/2011	1,000,000	17,200,000
Reginald D. Davis	3/30/2011	200,000	2,792,000
John Schappert	5/18/2011	1,432,665	20,000,000
	6/6/2011	716,332	12,242,114

(1)

In accordance with SEC rules, this column reflects the grant date fair value of ZSUs, calculated in accordance with ASC Topic 718 for stock-based compensation transactions. For a discussion of the valuation of these awards, see Notes to Consolidated Financial Statements at Note 9, “Stockholders Equity” in our Annual Report on Form 10-K for the fiscal year ended December 31, 2011. These amounts do not reflect the actual economic value that will be realized by our named executive officers upon the vesting of the stock awards or the sale of the common stock underlying such awards.

Outstanding Equity Awards as of December 31, 2011

The following table presents information regarding outstanding equity awards held by our named executive officers as of December 31, 2011.

	Option Awards					Stock Awards
Name	Number of Securities Underlying Unexercised Options Exercisable (#)		Number of Securities Underlying Unexercised Options Unexercisable (#)	Option Exercise Price ($)	Option Expiration Date	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)		Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($) (1)
Mark Pincus	800,000	(2)	—	0.12815	11/19/2018	—		—
	6,400,000	(3)	—	0.17065	4/30/2019	—		—

Owen Van Natta	2,109,375		—	6.435	11/16/14	—		—
						750,000	(4)	7,057,500

David M. Wehner	—		—			1,718,750	(5)	16,173,438
						500,000	(6)	4,705,000

Jeff Karp	—		—			1,000,000	(7)	9,410,000

Reginald D. Davis	1,178,436	(8)		0.17065	5/13/2019	—		—
						13,332	(9)	125,454
	—		—			22,500	(10)	211,725
	—		—			358,333	(11)	3,371,914
						200,000	(12)	1,882,000

John Schappert	—		—			1,432,665	(13)	13,481,378
	—		—			716,332	(14)	6,740,684

(1)

Represents the market value of the shares underlying the ZSUs as of December 31, 2011, based on the closing price of our Class A common stock, as reported on the NASDAQ Global Select Market, of $9.41 per share on December 31, 2011. This value assumes that the fair market value of the Class B common stock underlying the ZSUs, which is not listed or approved for trading on or with any securities exchange or association, is equal to the fair market value of our Class A common stock. The Class B common stock is convertible into shares of Class A common stock at any time at the option of the holder on a 1-for-1 basis.

(2)

Consists of two option grants, each of which vests as to 1/48th of the total shares subject to such option grant, per month, starting November 19, 2008, subject to continued service to us through each vesting date. Of the shares underlying these grants, 616,667 shares were vested as of December 31, 2011. These options are early exercisable and to the extent any of such shares are unvested as of a given date, such shares will remain subject to a right of repurchase by us.

(3)

1/48th of the total shares subject to this option grant vest monthly starting April 30, 2009, subject to continued service to us through each vesting date. Of the shares underlying this option, 4,266,667 shares were vested as of December 31, 2011. This option is early exercisable and to the extent any of such shares are unvested as of a given date, such shares will remain subject to a right of repurchase by us.

(4)

The service-based vesting condition was satisfied as to 1/12th of the total shares underlying the ZSUs on February 16, 2012 and, as to the remaining shares, in equal quarterly installments over the following 3 years, subject to continued service to us through each vesting date. Upon the closing of our initial public offering, the liquidity based vesting condition was satisfied as to the ZSUs.

(5)

The service-based vesting condition was satisfied as to 1/4th of the total shares underlying the ZSUs on August 2, 2011 and, as to the remaining shares, in equal quarterly installments over the following 3 years, subject to continued service to us through each vesting date. Upon the closing of our initial public offering, the liquidity based vesting condition was satisfied as to the ZSUs.

(6)

The service-based vesting condition will be satisfied as to 1/4th of the total shares underlying the ZSUs on March 30, 2012. The remaining shares vest in equal quarterly installments over the following 3 years, subject to continued service to us through each vesting date. Upon the closing of our initial public offering, the liquidity based vesting condition was satisfied as to the ZSUs.

(7)

The service-based vesting condition will be satisfied as to 1/4th of the total shares underlying the ZSUs on July 25, 2012. The remaining shares vest in equal quarterly installments over the following 3 years, subject to continued service to us through each vesting date. Upon the closing of our initial public offering, the liquidity based vesting condition was satisfied as to the ZSUs.

(8)

Consists of two option grants, each of which vests as to 1/48th of the total number of shares subject to such option grant, per month, subject to continued service to us through each vesting date. Of the shares underlying these grants, 470,102 shares were vested as of December 31, 2011. These options are early exercisable and to the extent any of such shares are unvested as of a given date, such shares will remain subject to a right of repurchase by us.

(9)

The service-based vesting condition was satisfied as to 1/4th of the total shares underlying the ZSUs vested on October 1, 2010. The remaining shares vest, in equal quarterly installments over the following 3 years, subject to continued service to us through each vesting date. Upon the closing of our initial public offering, the liquidity based vesting condition was satisfied as to the ZSUs.

(10)

The service-based vesting condition was satisfied as to 1/4th of the total shares underlying the ZSUs vested on January 15, 2011. The remaining shares vest, in equal quarterly installments over the following 3 years, subject to continued service to us through each vesting date. Upon the closing of our initial public offering, the liquidity based vesting condition was satisfied as to the ZSUs.

(11)

The service-based vesting condition was satisfied as to 1/4th of the total shares underlying the ZSUs on April 15, 2011. The remaining shares vest, in equal quarterly installments over the following 3 years, subject to continued service to us through each vesting date. Upon the closing of our initial public offering, the liquidity based vesting condition was satisfied as to the ZSUs.

(12)	1/2 of the total shares underlying the ZSUs will vest on March 30, 2014. The remaining shares vest on March 30, 2015.
(13)

1/3rd of the total shares underlying the ZSUs will vest on March 15, 2013. The remaining shares vest, in equal quarterly installments over the following 2 years, subject to continued service to us through each vesting date.

(14)	All of the total shares underlying the ZSUs will vest on March 15, 2012.

Stock Option Exercises and Stock Vested During 2011

The following table shows information regarding options that were exercised and ZSUs that vested with respect to our named executive officers during the year ended December 31, 2011.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($) (1) (2)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($) (1) (3)
Mark Pincus	—	—	—	—
Owen Van Natta	—	—	936,461	9,364,610
David M. Wehner	—	—	781,250	7,812,500
Jeff Karp	—	—	—	—
Reginald D. Davis	200,000	1,815,870	245,835	2,458,350
John Schappert	—	—	—	—

(1)

These values assume that the fair market value of the Class B common stock underlying the ZSUs and options, which is not listed or approved for trading on or with any securities exchange or association, is equal to the fair market value of our Class A common stock. The Class B common stock is convertible into shares of Class A common stock at any time at the option of the holder on a 1-for-1 basis.

(2)

The aggregate dollar amount realized upon the exercise of the options represents the amount by which (x) the fair value of our Class B common stock, assumed to be equal to our Class A common stock as described in (1) above, on the date of exercise, as calculated using a per share value of $9.25, which was the midpoint of the offering price range of our initial public offering (y) less the aggregate exercise price of the option, as calculated using a per share exercise price of $0.17065.

(3)

The aggregate dollar amount realized upon vesting of the ZSUs is based on the offering price of our Class A common stock at the initial public offering of $10.00 per share on December 16, 2011, which is the date on which the liquidity vesting component of the ZSUs was met and the shares listed in the table vested.

Pension Benefits

We do not have any defined benefit pension plans.

Nonqualified Deferred Compensation

We do not offer any nonqualified deferred compensation plans.

Potential Payments upon Termination or Change in Control

The following table sets forth quantitative estimates of the benefits that our named executive officers would receive in the event of his termination and/or upon a change in control, assuming the event took place on December 31, 2011, the last business day of our most recently completed fiscal year.

Name and Principal Position	Voluntary Termination for Good Reason or Involuntary Termination without Cause after a Change in Control								Voluntary Termination for Good Reason or Involuntary Termination without Cause other than after a Change in Control								Equity Acceleration upon Change in Control (Employment Continues) (2)
	Salary Continuation		Bonus Continuation		Continued Benefits		Equity Acceleration (1)		Salary Continuation		Bonus Continuation		Continued Benefits		Equity Acceleration
Mark Pincus	$—		$—		$—		$21,412,280		$—		$—		$—		$—		$16,484,629
Owen Van Natta	—		—		—		7,057,500	(3)	—		—		—		7,057,500	(3)	7,057,500	(3)
David Wehner	112,500	(4)	—		7,537	(5)	18,525,938	(6)	112,500	(4)	—		7,537	(5)	5,219,609	(7)	7,057,500
Jeff Karp	150,000	(8)	150,000	(9)	7,585	(10)	4,705,000		150,000	(8)	150,000	(9)	7,585	(10)	—		2,352,500
Reginald Davis	—		—		—		10,496,736		—		—		—		—		6,595,775
John Schappert	300,000	(11)	5,000,000	(12)	—		—		300,000	(11)	5,000,000	(12)	—		—		—

(1)

Unless otherwise noted, represents acceleration of 50% of the total number of shares underlying stock options or restricted stock units subject to acceleration for each participant in our Change in Control Plan as of December 31, 2011.

(2)

Unless otherwise noted, represents acceleration of 25% of the total number of shares underlying stock options or restricted stock units subject to acceleration for each participant in our Change in Control Plan as of December 31, 2011.

(3)

Represents full acceleration of Mr. Van Natta’s outstanding ZSU award in the event of a change in control or in the event that he is not re-nominated or not re-elected to our Board prior to November 16, 2014. Mr. Van Natta’s outstanding ZSU award represents compensation to him as a member of our Board and not as compensation for his prior services to us as an executive officer.

(4)	Represents six months of Mr. Wehner’s base salary as of December 31, 2011, payable in a lump sum amount following an involuntary termination without cause.
(5)

Represents the full amount of premiums for continued coverage under our group health plans for Mr. Wehner and his eligible dependents for six months following an involuntary termination without cause, provided he timely elects continued coverage under the Consolidated Omnibus Budget Reconciliation Act of 1985 (“COBRA”).

(6)

Represents the value of acceleration of vesting of 100% of the unvested portion of Mr. Wehner’s September 17, 2010 ZSU grant and acceleration of vesting of 50% of the total number of shares underlying his March 30, 2011 ZSU grant.

(7)	Represents acceleration of 25% of the then unvested portion of each of Mr. Wehner’s ZSU grants.
(8)	Represents six months of Mr. Karp’s base salary as of December 31, 2011, payable in a lump sum amount following an involuntary termination without cause.
(9)	Represents six months of Mr. Karp’s unpaid guaranteed bonus, payable in a lump sum following an involuntary termination without cause.
(10)

Represents the full amount of premiums for continued coverage under our group health plans for Mr. Karp and his eligible dependents for six months following an involuntary termination without cause, provided he timely elects continued coverage under COBRA.

(11)	Represents 100% of Mr. Schappert’s annual base salary as of December 31, 2011, payable in a lump sum amount following an involuntary termination without cause or his resignation for any reason.
(12)

Represents the acceleration of 50% of Mr. Schappert’s ZCU award following an involuntary termination without cause. As of December 31, 2011, if Mr. Schappert voluntarily terminated his employment for any reason, he would not be entitled to any acceleration on his ZCU award.

Offer Letter Agreements

Mark Pincus

We entered into an amended and restated offer letter agreement with our CEO, dated November 16, 2011. The offer letter has no specific term and constitutes at-will employment. Our CEO’s annual base salary as of December 31, 2011 was $300,000. Our CEO has no rights to severance other than as an eligible participant in our Change in Control Severance Benefit Plan and limited accelerated vesting in the event of an involuntary termination following a change in control under his April 2009 option grant.

Owen Van Natta

We entered into a transition letter agreement with Owen Van Natta in connection with his resignation from employment as our Executive Vice President and Chief Business Officer on November 16, 2011. In connection with his employment, he was granted an option covering 6,750,000 shares of our Class B common stock at an exercise price of $6.435 per share. In addition, in connection with Mr. Van Natta’s commencement of employment and his service on our Board, he was granted 2,250,000 ZSUs. In connection with his resignation as an employee and his continued service as a member of our Board, Mr. Van Natta ceased to be eligible to vest in 796,875 of these ZSUs and remains eligible to continue vesting in 750,000 of these ZSUs. Mr. Van Natta is eligible for accelerated vesting of these 750,000 ZSUs as to the time-based vesting component upon a change in control while he is serving on our Board or his failure to be re-nominated or re-elected to our Board. As of his resignation date, Mr. Van Natta had vested in 2,109,375 shares subject to the option, and he has no further rights to vest in that option award. As part of the transition agreement, Mr. Van Natta may exercise his vested option for up to three years following the date of his resignation as an executive officer.

David Wehner

We entered into an amended and restated offer letter agreement with David Wehner, our Chief Financial Officer, dated October 25, 2011. The offer letter has no specific term and constitutes at-will employment. Mr. Wehner’s annual base salary as of December 31, 2011 was $225,000. In connection with Mr. Wehner’s commencement of employment, he was initially granted 2,500,000 ZSUs. The offer letter provides that, in the event Mr. Wehner is terminated without cause (and other than a result of death or disability), we will continue his base salary for six months, pay the premiums for continued health benefits for up to six months and accelerate the time-based vesting on 25% of his then-unvested equity awards, subject to signing a release of claims. Mr. Wehner is also an eligible participant in our Change in Control Severance Benefit Plan.

Jeff Karp

We entered into an amended and restated offer letter agreement with Jeff Karp, our Chief Marketing and Revenue Officer, on October 21, 2011. The offer letter has no specific term and constitutes at-will employment. Mr. Karp’s annual base salary as of December 31, 2011 was $300,000, and he is entitled to a guaranteed bonus equal to 100% of his then current salary for the first two years of employment (ending with the quarter ended June 30, 2013). In connection with Mr. Karp’s commencement of employment, he was initially granted 1,000,000 ZSUs and received a signing bonus of $1,000,000. The offer letter provides that, in the event Mr. Karp is terminated without cause (and other than as a result of death or disability), we will continue his base salary for six months, pay any remaining guaranteed bonus, and pay the premiums for continued health benefits for up to six months, subject to signing a release of claims. Mr. Karp is also an eligible participant in our Change in Control Severance Benefit Plan.

Reginald D. Davis

We entered into an amended and restated offer letter agreement with Reginald D. Davis, our Senior Vice President, General Counsel and Secretary, on October 24, 2011. The offer letter has no specific term and constitutes at-will employment. Mr. Davis’s annual base salary as of December 31, 2011 was $225,000. In connection with Mr. Davis’s commencement of employment, he was initially granted an option to purchase up to 2,000,000 shares of our Class B common stock at an exercise price of $0.17065 per share. Mr. Davis is an eligible participant in our Change in Control Severance Benefit Plan and is eligible for limited accelerated vesting of his May 2009 option grant in connection with a change of control or an involuntary termination of employment within a year thereafter.

John Schappert

We entered into an amended and restated offer letter agreement with John Schappert, our Chief Operating Officer, on July 22, 2011. The offer letter has no specific term and constitutes at-will employment. Mr. Schappert’s annual base salary as of December 31, 2011 was $300,000. In connection with Mr. Schappert’s commencement of employment, he was initially granted two ZSUs, one for 1,432,665 shares of our Class B common stock and the other for 716,332 shares of our Class B common stock and received a signing bonus of $10,000,000. Mr. Schappert was also granted ZCUs, enabling him to vest in $10,000,000 in eight equal installments beginning June 15, 2012 and every three months thereafter through March 15, 2014, subject to his continued employment. The offer letter provides that, in the event Mr. Schappert is terminated without cause (and other than as a result of death or disability) prior to March 15, 2013, or he terminates his employment for any reason after March 15, 2013, but prior to March 15, 2015, we will be entitled to receive an amount equal to his annual base salary and will immediately vest with respect to the portion of the ZCUs that would have vested from the date of separation through March 15, 2013.

Employee Benefit and Stock Plans

2011 Equity Incentive Plan

Our Board approved our 2011 Equity Incentive Plan (the “2011 Plan”) in October 2011 and our stockholders approved our 2011 Plan in November 2011. Our 2011 Plan provides for the grant of incentive stock options (“ISOs”), within the meaning of Section 422 of the Internal Revenue Code of 1986, as amended (the “Code”), to our employees and any of our subsidiary corporations’ employees, and for the grant of nonstatutory stock options (“NSOs”), stock appreciation rights, restricted stock awards, ZSUs, performance-based stock awards, and other forms of equity compensation to our employees, directors and consultants. Additionally, our 2011 Plan provides for the grant of performance cash awards to our employees, directors and consultants.

Authorized Shares. The maximum number of shares of our Class A common stock that may be issued under our 2011 Plan as of March 31, 2012 was 80,332,178 shares, plus, subject to certain limitations, any shares subject to stock options, ZSUs or other stock awards granted under our 2007 Plan that expire or otherwise terminate without having been exercised in full and shares issued or issuable pursuant to stock awards granted under our 2007 Plan that are forfeited to, tendered to pay taxes or the exercise price, or repurchased by us. Additionally, the number of shares of our Class A common stock reserved for issuance under our 2011 Plan will automatically increase on January 1 of each year, beginning on January 1, 2012 and continuing through and including January 1, 2021, by 4% of the total number of shares of our capital stock outstanding on December 31 of the preceding calendar year, or such lesser number of shares as determined by our Board.

Shares subject to stock awards granted under our 2011 Plan that expire or terminate without being exercised in full, or that are paid out in cash rather than in shares, will not reduce the number of shares available for issuance under our 2011 Plan. Additionally, shares issued pursuant to stock awards under our 2011 Plan that we repurchase or that are forfeited, as well as shares used to pay the exercise price of a stock award or to satisfy the tax withholding obligations related to a stock award, will become available for future grant under our 2011 Plan.

Plan Administration. Our Board, or a duly authorized committee thereof, will administer our 2011 Plan. Our Board has delegated its authority to administer our 2011 Plan to our Compensation Committee pursuant to the terms set forth in the Compensation Committee’s charter. In addition, our Board has delegated to our executive compensation Committee the authority to oversee compensation to any of our service providers, including our officers and directors, whose compensation is or is reasonably likely to become, subject to the provisions of Section 162(m), Rule 16b-3 of the Exchange Act or any other independence standard established by other applicable laws or the rules of governing bodies to which we are subject, including compensation received pursuant to the 2011 Plan. Our Board may also delegate to one or more of our officers the authority to (i) designate employees (other than officers) to receive certain stock awards, and (ii) determine the number of shares of our Class A common stock to be subject to such stock awards. Subject to the terms of our 2011 Plan, the administrator has the authority to determine the terms of awards, including recipients, the exercise price, if any, the number of shares subject to each stock award, the fair market value of a share of our Class A common stock, the vesting schedule applicable to the awards, together with any vesting acceleration, and the form of consideration, if any, payable upon exercise of the award and the terms of the award agreement for use under our 2011 Plan.

Corporate Transactions. Our 2011 Plan provides that in the event of certain specified significant corporate transactions, as defined under our 2011 Plan, each outstanding award will be treated as the administrator determines. The administrator may (i) arrange for the assumption, continuation or substitution of a stock award by a successor corporation; (ii) arrange for the assignment of any reacquisition or repurchase rights held by us to a successor corporation; (iii) accelerate the vesting of the stock award and provide for its termination prior to the transaction and arrange for the lapse of any reacquisition or repurchase rights held by us; or (iv) cancel the stock award prior to the transaction in exchange for a cash payment, if any, determined by our Board. The plan administrator is not obligated to treat all stock awards or portions of stock awards, even those that are of the same type, in the same manner.

Change in Control. The plan administrator may provide, in an individual award agreement or in any other written agreement between a participant and us, that the stock award will be subject to additional acceleration of vesting and exercisability in the event of a change in control. In the absence of such a provision, no such acceleration of the stock award will occur.

Plan Amendment or Termination. Our Board has the authority to amend, suspend, or terminate our 2011 Plan, provided that such action does not impair the existing rights of any participant.

2011 Employee Stock Purchase Plan

Our Board approved our 2011 Employee Stock Purchase Plan (the “2011 ESPP”) in September 2011 and our stockholders approved our 2011 ESPP in November 2011.

The maximum number of shares of our Class A common stock that may be issued under our 2011 ESPP as of March 31, 2012 was 22,931,852 shares. Additionally, the number of shares of our Class A common stock reserved for issuance under our 2011 ESPP will automatically increase on January 1 of each year, beginning on January 1, 2012 and continuing through and including January 1, 2021, by the lesser of (i) 2% of the total number of shares of our capital stock outstanding on December 31 of the preceding calendar year, (ii) 25,000,000 shares of our Class A common stock, or (iii) such lesser number of shares of Class A common stock as determined by our Board. Shares subject to purchase rights granted under our 2011 ESPP that terminate without having been exercised in full will not reduce the number of shares available for issuance under our 2011 ESPP.

Our Board, or a duly authorized committee thereof, will administer our 2011 ESPP. Our Board has delegated its authority to administer our 2011 ESPP to our Compensation Committee under the terms of the Compensation Committee’s charter.

Employees, including executive officers, of ours or any of our designated affiliates may have to satisfy one or more of the following service requirements before participating in our 2011 ESPP, as determined by the administrator: (i) customary employment with us or one of our affiliates for more than 20 hours per week and more than five months per calendar year, or (ii) continuous employment with us or one of our affiliates for a minimum period of time, of less than two years, prior to the first date of an offering. An employee may not be granted rights to purchase stock under our 2011 ESPP if such employee (i) immediately after the grant would own stock possessing 5% or more of the total combined voting power or value of all classes of our common stock, or (ii) holds rights to purchase stock under our 2011 ESPP that would accrue at a rate that exceeds $25,000 worth of our stock for each calendar year that the rights remain outstanding.

Our 2011 ESPP is intended to qualify as an employee stock purchase plan under Section 423 of the Code. The administrator may specify offerings with a duration of not more than 27 months, and may specify one or more shorter purchase periods within each offering. Each offering will have one or more purchase dates on which shares of our Class A common stock will be purchased for the employees who are participating in the offering. The administrator, in its discretion, will determine the terms of offerings under our 2011 ESPP.

Our 2011 ESPP permits participants to purchase shares of our Class A common stock through payroll deductions up to 15% of their earnings. Unless otherwise determined by the administrator, the purchase price of the shares will be 85% of the lower of the fair market value of our Class A common stock on the first day of an offering or on the date of purchase. Participants may end their participation at any time during an offering and will be paid their accrued contributions that have not yet been used to purchase shares. Participation ends automatically upon termination of employment with us.

A participant may not transfer purchase rights under our 2011 ESPP other than by will, the laws of descent and distribution or as otherwise provided under our 2011 ESPP.

In the event of certain specified significant corporate transactions, such as our merger or change in control, a successor corporation may assume, continue or substitute each outstanding purchase right. If the successor corporation does not assume, continue or substitute for the outstanding purchase rights, the offering in progress will be shortened and a new exercise date will be set. The participants’ purchase rights will be exercised on the new exercise date and such purchase rights will terminate immediately thereafter.

Our Board has the authority to amend, suspend or terminate our 2011 ESPP, at any time and for any reason. Our 2011 ESPP will remain in effect until terminated by our Board in accordance with the terms of the 2011 ESPP.

Executive Change in Control Severance Benefit Plan

Our Compensation Committee approved our Change in Control Severance Benefit Plan (the “Change in Control Plan”). Each of our employees at the level of vice president or above, including our executive officers, is eligible to participate in the Change in Control Plan. Upon a change in control (as defined in our 2011 Plan), each then-current participant (including a participant who, within 30 days before a change in control, suffers an involuntary termination without cause or a resignation for good reason) will receive, in exchange for a release of claims, accelerated vesting of 25% of the total number of shares subject to each equity award held by such participant. Additionally, for participants who are at the level of senior vice president or above, including our executive officers, if such participant suffers an involuntary termination without cause or a resignation for good reason within 30 days before or 18 months following a change in control, he or she will receive, in exchange for a release of claims, accelerated vesting of an additional 25% of the total number of shares subject to each equity award held by such participant. These benefits are subject to a “best after tax” provision in the case the benefits would trigger excise tax penalties and loss of deductibility under Code Sections 280G and 4999. If a participant has other accelerated vesting benefits in another agreement with the company, he or she will not receive double benefits.

2007 Equity Incentive Plan, as amended

Our Board adopted, and our stockholders approved, our 2007 Equity Incentive Plan (the “2007 Plan”) in November 2007. Our 2007 Plan was amended most recently in March 2011. As of the date of our initial public offering, no further stock awards could be granted under our 2007 Plan. All outstanding stock awards granted under the 2007 Plan continue to be governed by their existing terms.

As of March 31, 2012, 180,875,387 shares of Class B common stock have been issued upon the exercise of options or pursuant to stock awards granted under our 2007 Plan, options to purchase 96,434,864 shares of Class B common stock were outstanding at a weighted-average exercise price $0.71 per share, restricted stock units covering 65,723,714 shares of Class B common stock were outstanding at a weighted-average grant date fair value of $11.52 per share, and no shares remained available for future grant under our 2007 Plan.

Our Board, or a committee thereof appointed by our Board, administers our 2007 Plan and the awards granted under it. Our Board has delegated its authority to administer our 2007 Plan to our Compensation Committee under the terms of the Compensation Committee’s charter. No further stock awards will be granted under our 2007 Plan and all outstanding stock awards will continue to be governed by their existing terms. The administrator has the authority to modify outstanding stock awards under our 2007 Plan.

In the event that there is a significant corporate transaction, such as a dissolution or liquidation of our company, or a merger or a change in control, the successor corporation may assume, convert, replace or substitute equivalent stock awards for the outstanding stock awards granted under our 2007 Plan and may issue substantially similar shares or other property in place of shares of our Class B common stock outstanding under our 2007 Plan, subject to repurchase rights and provisions no less favorable to the participant than those that applied to the shares immediately prior to the transaction. If the successor elects not to assume, convert, replace or substitute stock awards in connection with a corporate transaction, the stock awards will expire upon consummation of the corporate transaction on the conditions determined by the administrator.

We have filed with the SEC a registration statement on Form S-8 covering the shares of our common stock issuable under our 2011 Plan, 2011 ESPP and 2007 Plan.

EQUITY COMPENSATION PLAN INFORMATION

The following table provides certain information with respect to all of our equity compensation plans in effect as of December 31, 2011, including our 2007 Plan, our 2011 Plan and our 2011 ESPP. No warrants are outstanding under any of the foregoing plans. We refer to these plans and grants collectively as our Equity Compensation Plans. All of our Equity Compensation Plans that were in effect as of December 31, 2011 were adopted with the approval of our security holders.

Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights (a)		Weighted-average exercise price of outstanding options, warrants and rights (b) (1)	Number of securities remaining available for issuance under equity compensation plans (excluding securities reflected in column (a)) (c)
Equity compensation plans approved by security holders (2)	182,311,853	(2)	$0.69	62,782,457	(3)
Equity compensation plans not approved by security holders	—		—	—
Total	182,311,853	(2)	$0.69	62,782,457	(3)

(1)

The calculation of the weighted-average exercise price of the outstanding options and rights excludes 79,818,251 shares of common stock included in column (a), that are issuable upon the vesting of then-outstanding ZSUs because ZSUs have no exercise price.

(2)

Stock awards issued under our 2007 Plan will be settled in shares of Class B common stock. Stock awards issued under our 2011 Plan and shares purchased pursuant to our 2011 ESPP will be settled in shares Class A common stock. The Class B common stock is convertible into shares of Class A common stock at any time at the option of the holder on a 1-for-1 basis. As of December 31, 2011, no stock awards or purchase rights under the 2011 Plan or 2011 ESPP, respectively, had been granted.

(3)

Includes 54,282,457 and 8,500,000 shares of Class A common stock available for issuance under the 2011 Plan and the 2011 ESPP, respectively. As of the date of our initial public offering, no further shares were available for issuance under the 2007 Plan. Pursuant to the terms of our 2011 Plan and 2011 ESPP, an additional 28,863,703 and 14,431,852 shares were added to the 2011 Plan and 2011 ESPP, respectively, effective January 1, 2012. For additional information concerning the potential increase in the number of shares available for issuance under the 2011 Plan and 2011 ESPP, see the “Executive Compensation—Employee Benefit and Stock Plans—2011 Equity Incentive Plan” section above.

SECURITY OWNERSHIP OF

CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information regarding the beneficial ownership of our common stock as of April 3, 2012 by: (i) each nominee for director; (ii) each of the executive officers named in the Summary Compensation Table; (iii) all of our executive officers and directors as a group; and (iv) all those known by us to be beneficial owners of more than five percent of its Class A common stock, Class B common stock or Class C common stock.

Beneficial ownership is determined according to the rules of the SEC and generally means that a person has beneficial ownership of a security if he, she or it possesses sole or shared voting or investment power of that security, including options that are currently exercisable or exercisable within 60 days of April 3, 2012. Except as indicated by the footnotes below, we believe, based on the information furnished to us, that the persons named in the table below have sole voting and investment power with respect to all shares of Class A common stock, Class B common stock and Class C common stock shown that they beneficially own, subject to community property laws where applicable.

Common stock subject to stock options currently exercisable or exercisable within 60 days of April 3, 2012, are deemed to be outstanding for computing the percentage ownership of the person holding these options and the percentage ownership of any group of which the holder is a member but are not deemed outstanding for computing the percentage of any other person.

Unless otherwise indicated, the address of each beneficial owner listed in the table below is c/o Zynga Inc., 699 8th Street, San Francisco, CA 94103.

Name of Beneficial Owner	Shares Beneficially Owned (1)						Total Voting %(2)
	Class A		Class B		Class C
	Shares	%	Shares	%	Shares	%
5% Stockholders:
Mark Pincus and related entities (3)	—	—	74,085,846	14.6	20,517,472	100.0	37.6
KPCB Holdings, Inc., as Nominee (4)	21,000,000	10.2	44,159,896	8.7	—	—	6.4
Institutional Venture Partners XII, L.P. (5)	—	—	27,460,858	5.4	—	—	3.7
Foundry Venture Capital 2007, L.P. (6)	—	—	34,560,060	6.8	—	—	4.7
Avalon Ventures VIII, LP (7)	—	—	34,680,608	6.8	—	—	4.7
Capital Research Global Investors (8)	16,521,200	8.0	—	—	—	—	*
Morgan Stanley Mutual Funds (9)	26,424,227	12.8	5,346,026	1.1	—	—	1.2
Named Executive Officers and Directors:
Mark Pincus (3)	—	—	74,085,846	14.6	20,517,472	100.0	37.6
David M. Wehner (10)	64,783	*	285,983	*	—	—	*
John Schappert (11)	63,136	*	—	*	—	—	*
Jeff Karp (12)	—	—	—	—	—	—	—
Reginald D. Davis (13)	1,034	*	1,267,144	*	—	—	*
William “Bing” Gordon (14)	21,000,000	10.2	40,017,036	7.9	—	—	5.8
Reid Hoffman (15)	—	—	3,896,550	*	—	—	*
Jeffrey Katzenberg (16)	—	—	388,410	*	—	—	*
Stanley J. Meresman (17)	—	—	70,000	*	—	—	*
Sunil Paul (18)	—	—	—	—	—	—	—
Owen Van Natta (19)	—	—	2,238,178	*	—	—	*
All executive officers and directors as a group (14 persons) (20) :	21,128,953	10.3	130,763,326	25.7	20,517,472	100.0	45.6

*	Represents beneficial ownership of less than one percent (1%) of the applicable class of outstanding common stock.

(1)

This table is based upon information supplied by officers, directors and principal stockholders and Schedules 13D and 13G if any filed with the SEC. Unless otherwise indicated in the footnotes to this table and subject to community property laws where applicable, we believe that each of the stockholders named in this table has sole voting and investment power with respect to the shares indicated as beneficially owned. Applicable percentages are based on 205,730,614 shares of our Class A common stock, 508,063,482 shares of our Class B common stock and 20,517,472 shares of our Class C common stock outstanding on April 3, 2012, adjusted as required by rules promulgated by the SEC.

(2)

Total voting power percentage represents voting power with respect to all shares of our Class A, Class B and Class C common stock. Each holder of Class C common stock entitled to seventy votes per share of Class C common stock, each holder of Class B common stock is entitled to seven votes per share of Class B common stock and each holder of Class A common stock is entitled to one vote per share of Class A common stock on all matters submitted to our stockholders for a vote.

(3)

Consists of (i) 20,517,472 shares of Class C common stock; (ii) 36,352,912 shares of Class B common stock; (iii) 7,200,000 shares of Class B common stock issuable pursuant to stock options exercisable within 60 days of April 3, 2012,1,566,667 shares of which will be unvested; (iv) 2,767,300 shares of Class B common stock held by or jointly with Alison Pincus; and (v) 27,765,634 shares of Class B common stock held by Ogden Enterprises LLC for which Mark Pincus holds shared voting and dispositive power.

(4)

Includes 16,936,016 shares of Class B common stock beneficially owned by KPCB XIII, LLC and (ii) 1,223,984 shares of Class B common stock beneficially owned by individuals and entities affiliated with KPCB XIII, LLC and held for convenience in the name of “KPCB Holdings, Inc. as nominee,” for the accounts of such individuals and entities, each of whom exercise their own voting and dispositive control over such shares. In December 2011, KPCB Holdings, Inc., as nominee, converted an aggregate of 21,000,000 shares of Class B common stock beneficially owned by it into an equal number of shares of Class A common stock on behalf of all of the holders and KPCB XIII, LLC. Additionally, the outstanding shares include (i) 41,387,892 shares held by Kleiner Perkins Caufield & Byers XIII, LLC; (ii) 1,679,723 shares held by KPCB Digital Growth Fund, LLC; (iii) 102,287 shares held by KPCB Digital Growth Founders Fund, LLC; (iv) 911,118 shares held directly by Mr. Gordon; and (v) 2,918,876 shares in the aggregate beneficially owned by individuals and entities affiliated with Kleiner, Perkins Caufield Byers XIII, LLC and held for convenience in the name of “KPCB, Holdings Inc. as nominee,” for the accounts of such individuals and entities each of whom exercise their own voting and dispositive control over such shares. The managing member of Kleiner Perkins Caufield & Byers XIII, LLC is KPCB XIII Associates, LLC. The managing member for KPCB Digital Growth Fund, LLC and KPCB Digital Growth Founders Fund, LLC is KPCB DGF Associates, LLC. Brook Byers, L. John Doerr, Raymond Lane, Theodore Schlein, William Joy and Mr. Gordon, the managing directors of KPCB DGF Associates, LLC, exercise shared voting and dispositive control over the shares directly held by KPCB Digital Growth Fund, LLC. Brook H. Byers, L. John Doerr, Joseph Lacob, Raymond J. Lane and Theodore E. Schlein, the managing directors of KPCB XIII Associates, LLC, and Mr. Gordon, a member of KPCB XIII Associates, LLC, exercise shared voting and dispositive control over the shares directly held by KPCB XIII LLC. Mr. Gordon, a member of our Board, is a member of KPCB XIII Associates and KPCB DGF Associates and may be deemed to share voting and dispositive power with respect to shares held by KPCB XIII, LLC, KPCB Digital Growth Fund, LLC, and KPCB Digital Growth Founders Fund, LLC. The address for KPCB Holdings, Inc., as Nominee, is 2750 Sand Hill Road, Menlo Park, CA 94025.

(5)

Institutional Venture Management XII, LLC (“IVM XII”) serves as the sole General Partner of Institutional Venture Partners XII, L.P. (“IVP XII”), and has sole voting and investment control over the respective shares owned by IVP XII, and may be deemed to own beneficially the shares held by IVP XII. Todd C. Chaffee, Norman A. Fogelsong, Stephen J. Harrick, J. Sanford Miller and Dennis B. Phelps are Managing Directors of IVM XII and share voting and dispositive power over the shares held by IVP XII. The address for Institutional Venture Partners XII, L.P. is c/o Institutional Venture Partners, 3000 Sand Hill Road, Bldg. 2, Suite 250, Menlo Park, CA 94025.

(6)

Seth Levine, Ryan McIntyre, Jason Mendelson and Brad Feld, a former member of our Board, are Managing Members of Foundry Group, an affiliate of Foundry Venture Capital 2007, L.P., and share voting and dispositive power over the shares. The address for Foundry Venture Capital 2007, L.P. is c/o Foundry Group, 1050 Walnut St # 210, Boulder, CO 80302. Bradley Feld was a member of our Board from November 2007 through November 2011.

(7)

Kevin Kinsella, Stephen Tomlin, Richard Levandov, Brady Bohrmann, Doug Downs and Jay Lichter are Managing Directors of Avalon Ventures VIII, LP. and share voting and dispositive power over the shares held by it. The address for Avalon Ventures VIII, LP is c/o Avalon Ventures, 1134 Kline Street, La Jolla, CA. 92037.

(8)

One or more clients of Capital Research Global Investors have the right to receive or the power to direct the receipt of dividends from, or the proceeds from the sale of, the Class A common stock of Zynga Inc. Capital Research Global Investors holds more than five percent of the outstanding Class A common stock of Zynga Inc. as of March 30, 2012 on behalf of each of the following client(s): The Growth Fund of America, Inc. The address for Capital Research Global Investors is 333 South Hope Street, Los Angeles, CA 90071.

(9)

Reflects the securities beneficially owned, or that may be deemed to be beneficially owned, by certain operating units (collectively, the “MS Reporting Units”) of Morgan Stanley and its subsidiaries and affiliates (collectively, “MS”). Does not reflect securities, if any, beneficially owned by any operating units of MS whose ownership of securities is disaggregated from that of the MS Reporting Units. The shares listed for Morgan Stanley as a parent holding company are owned, or may be deemed to be beneficially owned, by Morgan Stanley Investment Management Inc., an investment adviser. Morgan Stanley Investment Management Inc. is a wholly-owned subsidiary of Morgan Stanley. The address for Morgan Stanley is 1585 Broadway, New York, NY 10036.

(10)

David Wehner holds 1,937,500 ZSUs, of which 156,250 are subject to vesting conditions expected to occur within 60 days of April 3, 2012 and 1,781,250 are subject to vesting conditions not expected to occur within 60 days of April 3, 2012.

(11)	John Schappert holds 1,432,665 ZSUs, all of which are subject to vesting conditions not expected to occur within 60 days of April 3, 2012.
(12)	Jeff Karp holds 2,200,000 ZSUs, all of which are subject to vesting conditions not expected to occur within 60 days of April 3, 2012.
(13)

Reginald Davis holds stock options exercisable for 1,178,436 shares of our Class B common stock within 60 days of April 3, 2012, 720,102 of which will be vested and 458,334 of which shall remain subject to vesting conditions and 552,498 ZSUs, of which 38,333 are subject to vesting conditions expected to occur within 60 days of April 3, 2012.

(14)

Consists of shares listed in footnote (4) above, including 58,323,908 shares held by Kleiner Perkins Caulfield & Byers XIII, LLC; 1,679,723 shares held by KPCB Digital Growth Fund, LLC; 102,287 shares held by KPCB Digital Growth Founders Fund, LLC, and 911,118 shares held directly by William “Bing” Gordon. However, the shares do not include 4,142,860 shares in the aggregate beneficially owned by individuals and entities affiliated with Kleiner Perkins Caufield & Byers XIII, LLC and held for convenience in the name of “KPCB Holdings, Inc. as nominee,” for the accounts of such individuals and entities each of whom exercise their own voting and dispositive control over such shares. The managing member of Kleiner Perkins Caufield & Byers XIII, LLC is KPCB XIII Associates, LLC. The managing member for KPCB Digital Growth Fund, LLC and KPCB Digital Growth Founders Fund, LLC is KPCB DGF Associates, LLC. The voting and dispositive control over these shares is shared by individual managing directors of KPCB XIII Associates, LLC and KPCB DGF Associates, LLC, respectively none of whom has veto power. William “Bing” Gordon, a member of our Board, is a member of KPCB XIII Associates, LLC and KPCB DGF Associates, LLC and may be deemed to share voting and dispositive control of these shares. Mr. Gordon disclaims beneficial ownership of the shares, except to the extent of his pecuniary interest therein.

(15)

Consists of 1,474,432 shares held individually by Mr. Hoffman and 3,109,744 shares held by Reid Hoffman and Michelle Yee Living Trust dated October 27, 2009 for which Mr. Hoffman and his spouse serve as trustees. Mr. Hoffman retains sole voting and dispositive power with respect to the shares held by the trust.

(16)

Consists of 388,410 shares held by TLA Investments LLC. Mr. Katzenberg, one of our directors, is the President of M&JK Dream Corp., which is the manager of TLA Investments LLC and has indirect voting and dispositive power over the shares. The address for TLA Investments LLC is 11400 W. Olympic Boulevard, #550, Los Angeles, CA 90064.

(17)

Consists of (i) 40,000 shares held by the Meresman Family Trust U/D/T dated September 13, 1989, for which Mr. Meresman and his spouse serve as trustees and Mr. Meresman retains sole voting and dispositive power and (ii) 30,000 shares held by the Cassie H. Meresman Heritage Trust dated June 10, 2011, for which Mr. Meresman serves as trustee and retains sole voting and dispositive power. All of these shares of Class B common stock are subject to repurchase within 60 days of April 3, 2012.

(18)	Sunil Paul joined our Board in November 2011.
(19)

Consists of (i) stock options exercisable for 2,109,375 shares of our Class B common stock issuable within 60 days of April 3, 2012, of which, 2,094,806 shares are held by Owen Van Natta 2011 GRAT dated July 21, 2011 for which Mr. Van Natta is the trustee and retains sole voting and dispositive power with respect to the option and the underlying shares, and (ii) 687,500 ZSUs, of which 62,500 are subject to vesting conditions expected to occur within 60 days of April 3, 2012 and 625,000 are subject to vesting conditions not expected to occur within 60 days of April 3, 2012.

(20)

In addition to the individuals listed above, includes (i) 8,544,179 outstanding shares of Class B common stock, 20,000 shares of which are subject to vesting conditions not expected to occur within 60 days of April 3, 2012; (ii) 7,787,010 shares issuable pursuant to outstanding stock options exercisable within 60 days of April 3, 2012, 1,543,335 shares of which will be unvested and (iii) 213,000 shares issuable pursuant to outstanding ZSUs, of which 12,552 are subject to vesting conditions expected to occur within 60 days of April 3, 2012.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Exchange Act requires our directors and executive officers, and persons who own more than ten percent of a registered class of our equity securities, to file with the SEC initial reports of ownership and reports of changes in ownership of our common stock and other equity securities. Officers, directors and greater than ten percent stockholders are required by SEC regulation to furnish us with copies of all Section 16(a) forms they file.

To our knowledge, based solely on a review of the copies of such reports furnished to us and written representations that no other reports were required, during the fiscal year ended December 31, 2011, all Section 16(a) filing requirements applicable to its officers, directors and greater than ten percent beneficial owners were complied with.

TRANSACTIONS WITH RELATED PERSONS

Related-Person Transactions policy and Procedures

We have adopted a policy regarding related person transactions between us and our executive officers, directors, nominees for election as a director, beneficial owners of more than 5% of any class of our common stock and any members of the immediate family of any of the foregoing persons. Any request for us to enter into a transaction with an executive officer, director, nominee for election as a director, beneficial owner of more than 5% of any class of our common stock or any member of the immediate family of any of the foregoing persons, in which the amount involved exceeds $100,000 and such person would have a direct or indirect interest must first be presented to our Audit Committee for review, consideration and approval, to the extent required by SEC regulations.

Certain Related-Person Transactions

Other than compensation arrangements, the following is a description of transactions since January 1, 2011 to which we were a participant or will be a participant, and in which:

•	the amounts involved exceeded or will exceed $120,000; and

•

any of our directors, executive officers or holders of more than 5% of our common stock, or any member of the immediate family of the foregoing persons, had or will have a direct or indirect material interest.

Compensation arrangements for our directors and named executive officers are described above under the “Executive Compensation—Compensation Discussion and Analysis” section of this proxy statement.

Sales of Securities

The following table summarizes purchases of shares of our preferred stock by our executive officers, directors and holders of more than 5% of our common stock from us since January 1, 2011.

Name of Stockholder	Series C
Entities affiliated with Kleiner Perkins Caufield & Byers (1)	1,782,010
Original Price per Share	$14.029115
Dates of Issuance	February 2011

(1)

Shares are held for convenience in the name of “KPCB Holdings, Inc. as nominee.” Includes the purchase of 1,678,119 shares of Series C preferred stock by KPCB Digital Growth Fund and the purchase of 103,891 shares of Series C preferred stock by KPCB Digital Growth Founders Fund in February 2011. William “Bing” Gordon, a partner at Kleiner Perkins Caufield & Byers, is a member of our Board.

Issuance of Common Stock Warrants

In July 2008, we issued a warrant to purchase 18,160,000 shares of our Class B common stock at an exercise price of $0.00625 per share to KPCB Holdings, Inc., an affiliate of Kleiner Perkins Caufield & Byers. The allocation of shares under the warrant is 16,936,016 shares to KPCB XIII, LLC and 1,223,984 shares beneficially owned by individuals and entities affiliated with KPCB XIII, LLC and held for convenience in the name of “KPCB Holdings, Inc. as nominee,” for the accounts of such individuals and entities each of whom exercise their own voting and dispositive control over such shares. This warrant was exercised in full in December 2011. In December 2010, our Board approved the issuance of a warrant to purchase 1,000,000 shares of our Class B common stock at an exercise price of $0.05 per share to KPCB LLC, in connection with consulting services to be provided by representatives of KPCB Holdings, Inc. The warrant was issued and exercised and the shares transferred to KPCB XIII, LLC in June 2011. Mr. Gordon has a pecuniary interest in the shares of Class B common stock held by KPCB XIII, LLC.

Repurchases of Securities

The following table summarizes shares of our capital stock we repurchased from our executive officers and holders of more than 5% of our common stock since January 1, 2011.

	Shares Repurchased	Total Purchase Price	Date of Repurchase
Executive Officers:
Mark Pincus	7,840,836 Class B Common	$109,458,070	March 2011
Michael Verdu	466,094 Class B Common	2,999,997	January 2011
Cadir Lee	466,094 Class B Common	2,999,997	January 2011

5% Stockholders:
Entities affiliated with Kleiner Perkins Caufield & Byers	427,682 Class B Common	5,970,440	March 2011
Institutional Venture Partners XII, L.P.	210,700 Series B-1 Preferred	2,941,372	March 2011
	1,395,784 Class B Common	19,485,145	March 2011
Entities Affiliated with Union Square Ventures (1)	4,000,000 Series A Preferred	25,745,860	January 2011
	1,438,602 Series A Preferred	20,082,883	March 2011
Foundry Venture Capital 2007, L.P. (2)	1,617,434 Series A Preferred	22,579,378	March 2011
Avalon Ventures VIII, LP	1,496,886 Series A-1 Preferred	20,896,528	March 2011

(1)

Affiliates of Union Square Ventures holding our securities whose shares are aggregated for purposes of reporting share ownership information include Union Square Ventures 2004, L.P. and Union Square Principals 2004, LLC.

(2)	Brad Feld, a managing director at Foundry Group, was a member of our Board from November 2007 to November 2011.

Sales of Securities by our Executive Officers, Directors and Employees in Secondary Offering

In connection with our underwritten secondary public offering in April 2012, directors and officers sold an aggregate of 20,254,631 shares of our common stock to the public for $12.00 per share, less underwriting discounts and commissions payable by the selling stockholders.

Investors’ Rights Agreement

On February 18, 2011, we entered into a Fifth Amended and Restated Investors’ Rights Agreement with our CEO and the holders of our outstanding preferred stock, including entities with which certain of our directors are affiliated. As of December 31, 2011, the holders of 363,241,145 shares of our common stock are entitled to rights with respect to the registration of their shares under the Securities Act.

Offer Letter Agreements

We have entered into offer letter agreements with our executive officers. For more information regarding certain of these agreements, see the section titled “Executive Compensation—Compensation Discussion and Analysis—Offer Letter Agreements.”

Loan to Officer

In April 2010, we loaned $800,000 to Michael Verdu, as an employee retention incentive, pursuant to a promissory note, dated April 16, 2010, as amended and restated on December 20, 2010. This promissory note bears interest at the rate of 3.61% per annum, and the note has a maturity date of April 15, 2014. As of December 31, 2011, the aggregate outstanding principal amount of the loan was $800,000, which was the largest aggregate amount of principal outstanding during the term of the loan. The principal amount of the loan (plus interest) is scheduled to be forgiven in four equal installments of $200,000 over four years beginning in April 2011, so long as Mr. Verdu continues to provide services through such forgiveness date. In April 2011, we forgave $200,000 in principal and $7,220 in interest. No payments of principal or interest have been made to date. As of December 31, 2011, the principal amount outstanding on this promissory note was $600,000. Michael Verdu was previously our Co-President of Games and served as an executive officer during the year ended December 31, 2010 and until the hiring of Mr. Schappert in May 2011. At such time, Mr. Verdu ceased to be an executive officer but remains a member of our management team. In June 2011, Mr. Verdu was appointed our Chief Creative Officer and reports to Mr. Schappert in such role.

Other Transactions

We have granted stock options and ZSUs to our executive officers and certain of our directors. For a description of these options, see the section titled “Executive Compensation—Grants of Plan-Based Awards Table” and “—Management—Non-Employee Director Compensation.”

We have entered into change of control arrangements with certain of our executive officers that, among other things, provide for certain severance and change of control benefits. For a description of these agreements, see the section titled “Executive Compensation—Change of Control Arrangements.”

In October 2010, we made a capital subscription in the amount of $500,000 to KPCB sFund, LLC, a Delaware limited liability company, whose focus is on venture-backed investments in social networking companies. From January 1, 2011 through March 31, 2012, we have contributed an aggregate of $275,000of our commitment to the fund. Certain of our executive officers also made capital subscriptions to KPCB funds, including funds holding our shares of common stock. The managing member of KPCB sFund, LLC is KPCB sFund Associates, LLC, an affiliate of Kleiner Perkins Caufield & Byers. William “Bing” Gordon, a partner of Kleiner Perkins Caufield & Byers, is a member of our Board. Each of these related party transactions was reviewed and approved by our Board or an appropriate committee thereof.

We lease office space owned by our CEO. We paid our CEO approximately $474,000 during 2011 in connection with this lease. The current rent under the lease is approximately $39,000 per month. Additionally, we reimbursed our CEO for aggregate fees of approximately $242,670 in 2011 in connection with an aircraft owned by our CEO that was used for business travel. In addition, we paid an aggregate amount of $596,203 in 2011 to a limited liability company (“LLC”) owned by our CEO.

Through December 31, 2011, we had entered into various agreements with LinkedIn Corporation whereby we purchase certain recruiting solutions and services in connection with our talent acquisition needs. The total value of these agreements is $411,191 and we paid LinkedIn approximately $289,930 in 2011 under these agreements. Mr. Hoffman, one of our directors, founded and is the Chairman of LinkedIn and Mr. Meresman, one of our directors, is a member of the board of directors of LinkedIn.

We have entered into indemnification agreements with each of our directors and executive officers. These indemnification agreements and our amended and restated certificate of incorporation and bylaws provide for indemnification of each of our directors and executive officers to the fullest extent permitted by Delaware law. See “Executive Compensation—Limitation of Liability and Indemnification.”

HOUSEHOLDING OF PROXY MATERIALS

The SEC has adopted rules that permit companies and intermediaries (e.g., brokers) to satisfy the delivery requirements for Notices of Internet Availability of Proxy Materials or other annual meeting materials with respect to two or more stockholders sharing the same address by delivering a single Notice of Internet Availability of Proxy Materials or other annual meeting materials addressed to those stockholders. This process, which is commonly referred to as “householding,” potentially means extra convenience for stockholders and cost savings for companies.

This year, a number of brokers with account holders who are our stockholders will be “householding” our proxy materials. A single Notice of Internet Availability of Proxy Materials will be delivered to multiple stockholders sharing an address unless contrary instructions have been received from the affected stockholders. Once you have received notice from your broker that they will be “householding” communications to your address, “householding” will continue until you are notified otherwise or until you revoke your consent. If, at any time, you no longer wish to participate in “householding” and would prefer to receive a separate Notice of Internet Availability of Proxy Materials, please notify your broker or us. You can make an online request by visiting our investor relations website at http://investor.zynga.com/contactus.cfm or by contacting Zynga Investor Relations Department by mail at 699 8th Street, San Francisco, California 94103, Attention: Investor Relations. Stockholders who currently receive multiple copies of the Notices of Internet Availability of Proxy Materials at their addresses and would like to request “householding” of their communications should contact their brokers.

OTHER MATTERS

The Board of Directors knows of no other matters that will be presented for consideration at the annual meeting. If any other matters are properly brought before the meeting, it is the intention of the persons named in the accompanying proxy to vote on such matters in accordance with their best judgment.

By Order of the Board of Directors

Reginald D. Davis

Secretary

April 27, 2012

A copy of our Annual Report to the Securities and Exchange Commission on Form 10-K for the fiscal year ended December 31, 2011 is available by contacting our Investor Relations Department by mail at 699 8th Street, San Francisco, California 94103, Attention: Investor Relations.

ANNUAL MEETING OF STOCKHOLDERS OF

ZYNGA INC.

June 8, 2012

PROXY VOTING INSTRUCTIONS

INTERNET - Access “www.voteproxy.com” and follow the on-screen instructions. Have your proxy card available when you access the web page.

TELEPHONE - Call toll-free 1-800-PROXIES (1-800-776-9437) in the United States or 1-718-921-8500 from foreign countries from any touch-tone telephone and follow the instructions. Have your proxy card available when you call.

Vote online/phone until 11:59 PM EST on Thursday, June 7, 2012.

MAIL - Sign, date and mail your proxy card in the envelope provided as soon as possible.

IN PERSON - You may vote your shares in person by attending the Annual Meeting. Information on attending the Annual Meeting, including directions, may be found at http://investor.zynga.com/events.cfm

COMPANY NUMBER
ACCOUNT NUMBER

NOTICE OF INTERNET AVAILABILITY OF PROXY MATERIAL: The Notice of Meeting, proxy statement and proxy card are available at http://www.amstock.com/ProxyServices/ViewMaterial.asp?CoNumber=17382

i  Please detach along perforated line and mail in the envelope provided IF you are not voting via telephone or the Internet.  i

¢ 20830403000000000000 0	060812

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE ELECTION OF DIRECTORS, “FOR” PROPOSALS 2 AND 4,

AND FOR “1 YEAR” ON PROPOSAL 3.

PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE ☒

					FOR	AGAINST	ABSTAIN
1. To elect the Board’s eight (8) nominees for director to serve until the next annual meeting:			2.	To approve, on an advisory basis, the compensation of the Company’s named executive officers.	☐	☐	☐
	NOMINEES:			1 year	2 years	3 years	ABSTAIN
☐ FOR ALL NOMINEES	O Mark Pincus O John Schappert O William “Bing” Gordon		3.	To indicate, on an advisory basis, the preferred frequency of stockholder advisory votes on the compensation of the Company’s named executive officers. ☐	☐	☐	☐
☐ WITHHOLD AUTHORITY FOR ALL NOMINEES ☐ FOR ALL EXCEPT (See instructions below)	O Reid Hoffman O Jeffrey Katzenberg O Stanley J. Meresman O Sunil Paul O Owen Van Natta		4.	To ratify the selection of Ernst & Young LLP as the independent registered public accounting firm of the Company for its fiscal year ending December 31, 2012.	FOR ☐	AGAINST ☐	ABSTAIN ☐
			Note: The stockholders may conduct such other business as may properly come before the meeting or any adjournment thereof.
INSTRUCTIONS:	To withhold authority to vote for any individual nominee(s), mark “FOR ALL EXCEPT” and fill in the circle next to each nominee you wish to withhold, as shown here: ●

To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method.

		☐

Signature of Stockholder	Date:	Signature of Stockholder	Date:

Note: ¢

Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.

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ZYNGA INC.

Proxy for Annual Meeting of Stockholders on June 8, 2012

Solicited on Behalf of the Board of Directors

The undersigned hereby appoints Reginald D. Davis and David M. Wehner, and each of them, with full power of substitution and power to act alone, as proxies to vote all the shares of Common Stock which the undersigned would be entitled to vote if personally present and acting at the Annual Meeting of Stockholders of Zynga Inc., to be held on Friday, June 8, 2012 at the San Francisco Marriott Marquis, 55 Fourth Street, San Francisco, CA 94103, and at any adjournments or postponements thereof, as follows:

(Continued and to be signed on the reverse side.)

¢	14475	¢